UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Chesapeake Utilities Corporation

(Name of Registrant as Specified In Its Charter)

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909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904
March 26, 2010
DEAR STOCKHOLDERS:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Chesapeake Utilities Corporation. The following information provides you with details relating to the meeting, including the matters to be considered and acted on by stockholders.

Time and Date	9:00 a.m. Eastern Daylight Time on Wednesday, May 5, 2010.

Location	The Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801.

Items of Business	1)	To elect a Class I Director to serve a two-year term ending in 2012 and until his successor is elected and qualified; to elect four Class II Directors to serve three-year terms ending in 2013 and until their successors are elected and qualified; and to elect a Class III Director to serve a one-year term ending in 2011 and until his successor is elected and qualified;

	2)	To consider and vote on a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 12,000,000 to 25,000,000; and

	3)	To consider and vote on the ratification of the Company’s independent registered public accounting firm.

We will also transact such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1, 2 and 3, and pursuant to the discretion of the appointed proxies for such other business as may properly come before the meeting.

Record Date	If you are, or if a nominee through whom you hold shares is, a stockholder of record at the close of business on Monday, March 15, 2010, you will be entitled to vote at the meeting and at any adjourned meeting.
It is important that all of the Company’s shares of common stock that you own are represented at the meeting. If you are unable to personally attend the meeting, we encourage you to vote your shares using one of the three convenient voting methods available to our stockholders. You may complete, properly sign and date your proxy card (included with these materials) and return it in the enclosed envelope. Alternatively, you may vote by telephone or the internet by following the instructions that are printed on your proxy card. Submitting your proxy by returning the enclosed proxy card, by telephone or by the internet, will not affect your right to attend the meeting and vote in person. You may revoke any vote that you have submitted at any time before voting is declared closed at the meeting by following the instructions in the accompanying Proxy Statement. If you own stock beneficially through a bank, broker or otherwise, that institution will provide you with voting instructions when sending our Proxy Statement to you.
Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on May 5, 2010. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet. This Notice and Proxy Statement, our Annual Report on Form 10-K, as well as directions to our meeting are available at www.chpk.com/proxymaterials.

By Order of the Board of Directors,

Beth W. Cooper
Corporate Secretary

General Matters	1

Proposal 1 — Election of Directors	3

Proposal 2 — Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares from 12,000,000 to 25,000,000	6

Proposal 3 — Ratification of Independent Registered Public Accounting Firm	7

Corporate Governance	8

Director Compensation	16

Report of the Compensation Committee on Compensation Discussion and Analysis	19

Compensation Discussion and Analysis	20

Executive Compensation	27

Compensation Committee Interlocks and Insider Participation	38

Security Ownership of Certain Beneficial Owners and Management	39

Equity Compensation Plan Information	40

Audit Committee Report	40

Fees and Services of Independent Registered Public Accounting Firm	40

Submission of Stockholder Proposals	41

Householding Rules	42

Annual Report to Securities and Exchange Commission on Form 10-K	42

Section 16(a) Beneficial Ownership Reporting Compliance	42

Other Matters	42

Appendix A

Corporate Governance Guidelines on Director Independence	A-1

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904
PROXY STATEMENT

GENERAL MATTERS
The Board of Directors of Chesapeake Utilities Corporation (“we,” “us,” “our,” or the “Company”) is providing you with this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2010 Annual Meeting of Stockholders and at any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Meeting Time and Date. The 2010 Annual Meeting of Stockholders will be held at 9:00 a.m. Eastern Daylight Time on Wednesday, May 5, 2010, in the Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801.
Solicitation of Proxies. Our directors, officers and regular employees may solicit proxies by personal interview, mail, telephone or e-mail. These individuals would not receive additional compensation for their services in connection with the solicitation. In addition, we may engage professional proxy solicitors or other consultants to solicit proxies. All costs of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the solicitation, and all clerical and other expenses of solicitation will be borne by the Company. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being sent or given to stockholders on or about March 26, 2010.
Who May Vote. All stockholders of record at the close of business on Monday, March 15, 2010 will be entitled to vote. As of this date, 9,439,903 shares of our common stock, the only outstanding class of voting equity securities, were outstanding. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The executive officers and directors of the Company have the power to vote approximately 3.81% of these shares.
We have been advised by the executive officers and directors that they intend to vote their shares of common stock as follows:
•	Proposal 1: FOR the election of a Class I Director to serve a two-year term ending in 2012 and until his successor is elected and qualified; FOR the election of four Class II Directors to serve three-year terms ending in 2013 and until their successors are elected and qualified; and FOR the election of a Class III Director to serve a one-year term ending in 2011 and until his successor is elected and qualified
•	Proposal 2: FOR the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 12,000,000 to 25,000,000
•	Proposal 3: FOR the ratification of our independent registered public accounting firm
•	Pursuant to the discretion of the appointed Proxies for any other action properly brought before the meeting
How To Vote. You may attend the meeting and deliver the completed proxy card in person before voting is declared closed at the meeting. If you are unable to personally attend the meeting, we encourage you to vote your shares using one of the three convenient voting methods available to our stockholders. You may complete, properly sign and date your proxy card (included with these materials) and return it in the enclosed envelope. Alternatively, you may vote by telephone or the internet by following the instructions that are printed on your proxy card. Submitting your proxy by returning the enclosed proxy card, by telephone, or by the internet, will not affect your right to attend the meeting and vote in person.

Signature of Proxies. An authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity should sign the accompanying proxy card in the entity name and, immediately below this signature, indicate his or her name and title at the entity. An agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder should also indicate his or her title following his or her respective signature. Stock may be registered in the name of two or more trustees or other persons. If you own stock with multiple parties, each party should sign the accompanying proxy card where appropriate. If stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card where appropriate, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.
Voting Instructions. If your proxy is timely received, properly signed and not subsequently revoked, it will be voted at the meeting according to your directions. If your proxy is incomplete or if you do not provide instructions with respect to any of the items, the proxy will be voted FOR proposals 1, 2 and 3 and pursuant to the discretion of the appointed Proxies for any other action properly brought before the meeting. If you abstain or withhold your vote, your shares will be treated as not voted for purposes of determining the approval of any matter submitted to the stockholders.
Revocation of Proxies. You may revoke any vote that you have submitted at any time before voting is declared closed at the meeting. A proxy may be revoked by (i) attendance at the meeting and voting in person; (ii) delivery of a subsequent proxy executed by the same person that executed the prior proxy; (iii) submitting another timely and later dated proxy by telephone; (iv) submitting another timely and later dated proxy over the internet; or (v) delivery of a written statement to the Corporate Secretary of the Company stating that the proxy is revoked.
Beneficial Ownership. A beneficial owner holds shares of our common stock through a bank, broker, trustee, nominee, or other institution. If you are a beneficial owner and the institution held shares of our common stock, on your behalf, on the record date of March 15, 2010, you are entitled to vote on the matters described in this Proxy Statement. We will request that the institution provide you with our Proxy Statement and any other solicitation materials, as well as voting instructions. We will reimburse the institution for reasonable expenses incurred in connection with this solicitation. You will need to obtain a valid proxy from the institution if you intend to vote your shares by personally attending our meeting. If you do not provide your broker with voting instructions, your broker may submit a proxy indicating that discretionary authority may not be used to vote on certain proposals. These submissions, also called broker non-votes, will have an effect on the results of the vote for the election of directors, but will not have an effect on the results of the vote on any other matter described in this Proxy Statement.
Quorum. In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock outstanding on our record date. Shares of common stock represented at the meeting in person or by proxy will be counted for the purpose of determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will be counted as present at the meeting for quorum purposes, but not voted. The Company’s Inspector of Elections will tabulate the votes and determine whether a quorum is present.
Annual Report. The 2009 Annual Financial Report and Shareholder Letter, which contains our Annual Report on Form 10-K for the year ended December 31, 2009, is enclosed with this Proxy Statement. This document provides financial information to our stockholders. It is not, and shall not be deemed to be, “soliciting material.” The 2009 Annual Financial Report and Shareholder Letter is not, and shall not be deemed to be, “filed” with the Securities and Exchange Commission (“SEC”) or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

MATTERS TO BE VOTED ON AT THE MEETING
Election of Directors (Proposal 1)
At the conclusion of the meeting, the entire Board of Directors of the Company will consist of thirteen directors. The Board is divided into three classes, with the directors of each class elected to serve three-year terms.
On October 28, 2009, the Company consummated its previously announced merger with Florida Public Utilities Company (“Florida Public Utilities” or “FPU”). Pursuant to the terms of the Merger Agreement, Dennis S. Hudson, III and Paul L. Maddock, Jr., both former directors of Florida Public Utilities, were appointed to the Company’s Board as of the effective time of the merger. Mr. Hudson was appointed to serve as a Class I director and Mr. Maddock was appointed to serve as a Class II director. Consistent with the Corporate Governance Committee’s Charter, Messrs. Hudson and Maddock will serve until the 2010 Annual Meeting of Stockholders. The Board of Directors has nominated Messrs. Hudson and Maddock as candidates for election to serve as directors. If elected, Messrs. Hudson and Maddock will serve until the 2012 and 2013 Annual Meetings of Stockholders, respectively, and until their successors are elected and qualified. Also at this meeting, three other Class II directors and one Class III director will be elected to serve until the 2013 and 2011 Annual Meetings of Stockholders, respectively and until their successors are elected and qualified. The Board has nominated the following candidates for election to serve as directors in Class II: Ralph J. Adkins, Richard Bernstein and J. Peter Martin, each of whom was re-elected to the Board of Directors by the stockholders at the Company’s 2007 Annual Meeting. The Board of Directors has also nominated Michael P. McMasters as a candidate for election to serve as a director in Class III.
Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting. A stockholder that is entitled to vote for the election of directors may cast his or her vote in accordance with the instructions provided in this Proxy Statement. A stockholder may authorize a proxy to vote their shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will not count either for or against the nominee.
Information Concerning Nominees and Continuing Directors. The following information sets forth the principal occupation and employment of each director and nominee, the name and principal business of the organization, certain other affiliations, and additional business experience attained by each director and nominee during the past five years. This information has been provided to us by each nominee for election as a director and for each director whose term will continue following the meeting.
Nominees for Election
Class I Director (Term Expires in 2012)
Dennis S. Hudson, III has been a director of the Company since 2009. Mr. Hudson, age 54, is the Chairman and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida, which has offices from Orlando to Palm Beach, Florida. Mr. Hudson has been a member of both organizations’ Boards of Directors since 1983. He has held various positions in the banks, including, most recently, President and Chief Executive Officer, and prior to that, Executive Vice President and Chief Operating Officer. A member of the FPU Board of Directors since 2005, Hudson served as a member of the Audit Committee. He also serves on the Miami Board of Directors of the Federal Reserve Bank of Atlanta. Mr. Hudson is actively involved in the community having served on the Board of the Martin County YMCA Foundation; Council on Aging; St. Michael’s Independent School, the Job Training Center; and as Chairman of the Economic Council of Martin County.
Class II Directors (Terms Expire in 2013)
Ralph J. Adkins has been a director of the Company since 1989. Mr. Adkins, age 67, has served as Chairman of the Board of Directors of Chesapeake Utilities Corporation since 1997. He previously served as Chief Executive Officer of the Company, a position he held from 1990 to 1999. During his tenure with the Company, Mr. Adkins served as President, Chief Executive Officer, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, Treasurer and Chief Accountant. Mr. Adkins is a former director of PNC Bank, Delaware, former Chairman of Bayhealth Foundation, and former Chairman of the Board of Trustees of the Delaware Public Employees’ Retirement System.

Richard Bernstein has been a director of the Company since 1994. Mr. Bernstein, age 67, is the President and Chief Executive Officer of LWRC International, LLC, a developer and manufacturer of patented rifles and carbines. He was owner, President, and Chief Executive Officer of BAI Aerosystems, Inc. (“BAI”), a manufacturer of lightweight, low-cost Unmanned Aerial Vehicles, prior to BAI’s acquisition by L-3 Communications Corporation in December 2004. Mr. Bernstein was the major stockholder in Lorch Microwave, which produces microwave components for the military and commercial communications industries, prior to its acquisition by Smiths Group PLC in January 2006. Mr. Bernstein continues to be active in the oversight of several private businesses in which he is a major stockholder. These include: REB Holdings, Inc., a technology consulting company; Salisbury Inc., a manufacturer of pewter and silver for the gift and premium markets; and MaTech, Inc., a leading machining company. He is also a partner in the Waterside Village development in Easton, Maryland. In August of 2009, Mr. Bernstein was appointed to Maryland’s Economic Development Commission by Governor O’Malley. Mr. Bernstein has served on boards for several colleges and universities and currently serves on the advisory board of M&T Bank.
Paul L. Maddock, Jr. has been a director of the Company since 2009. Mr. Maddock, age 60, is a Trustee and President of The Maddock Companies, a diversified real estate development, investment and securities holding company with operations in Palm Beach and Martin Counties, Florida. A member of the FPU Board of Directors since 1998, Mr. Maddock served as Chairman of the Compensation Committee and as a member of the Audit Committee. He has served on the Board of the Lydian Bank and Trust since 2003, currently serving as the Chairman of the Audit Committee and as a member of the Executive Committee. He has also served on the Boards of PRB Energy, Inc., a natural gas exploration and distribution company in Colorado and Wyoming; Hale Indian River Groves, a citrus fulfillment company; Wachovia Bank of Florida; 1st United Bank and Trust; and Island National Bank and Trust. Within the community, he is also the President of THRIFT, Inc., a Palm Beach charity organization, and a committee member and former director of Good Samaritan Hospital.
J. Peter Martin has been a director of the Company since 2001. Mr. Martin, age 70, is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation (“Atlantic Utilities”), a Miami, Florida diversified utility company that provided water, wastewater, natural gas and propane gas service to residential, commercial and industrial customers in several Florida counties. Mr. Martin founded Atlantic Utilities in 1980 and remained with Atlantic Utilities until its sale to Southern Union Co. in 1997. From 1973 until 1980, Mr. Martin served as President of Southern Gulf Utilities, Inc., Miami, Florida, which operated utility systems in five states and more than twenty of Florida’s counties. Mr. Martin has previously served in numerous business and community Board and officer capacities, including the Florida Waterworks Association, Florida Natural Gas Association, Miami Gas Institute, City of Coral Gables Utility Task Force, and Trustee of St. Philips Episcopal School. He currently serves as a member of the Board of Governors of Snapper Creek Lakes Club, Inc. in Coral Gables, Florida.
Class III Director (Term Expires in 2011)
Michael P. McMasters has been a director of the Company since 2010. Mr. McMasters, age 51, is President and Chief Operating Officer of the Company. He was appointed as President effective March 1, 2010, in addition to his role as Chief Operating Officer. He previously served as Executive Vice President and Chief Operating Officer since September of 2008. Prior to that he served as Chief Financial Officer of the Company since 1997 and as Senior Vice President since 2004. Mr. McMasters is responsible for oversight of each of the Company’s business units as well as the Human Resources and Information Technology departments. He has also held the positions of Vice President, Treasurer, Director of Accounting and Rates, and Controller of the Company. In addition to his tenure with the Company, Mr. McMasters also served as Director of Operations Planning for Equitable Gas Company.

Continuing Directors
Class I Directors (Terms Expire in 2012)
Calvert A. Morgan, Jr. has been a director of the Company since 2000. Mr. Morgan, age 62, currently serves as a director of WSFS Financial Corporation and its principal subsidiary, Wilmington Savings Fund Society (“WSFS Bank”). He is also Vice Chairman of WSFS Bank. Mr. Morgan served as Special Advisor to WSFS Financial Corporation from 2004 to 2009. He is the retired Chairman of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. Mr. Morgan has served in numerous business and community board capacities, including a member of Delaware Business Roundtable and a trustee of Christiana Care Corporation. Mr. Morgan is a member of the Delaware Economic and Financial Advisory Council.
Eugene H. Bayard has been a director of the Company since 2006. Mr. Bayard, age 63, is a partner with the law firm of Wilson, Halbrook & Bayard in Georgetown, Delaware. He has been a member of the firm since 1974. Mr. Bayard serves in numerous business and community board capacities including: Delaware Wild Lands, Inc., Delaware State Fair, Inc., Chairman of Harrington Raceway, Inc., Delaware Volunteer Firemen’s Association, the Southern Delaware Advisory Board for the Delaware Community Foundation, O.A. Newton & Son Company, and J.G. Townsend, Jr. & Company.
Thomas P. Hill, Jr. has been a director of the Company since 2006. Mr. Hill, age 61, retired in 2002 from Exelon Corporation in Philadelphia, Pennsylvania, where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Exelon Corporation is an electric utility, providing energy generation, power marketing and energy delivery. Prior to the PECO Energy and Unicom Corporation merger, out of which Exelon Corporation evolved, Mr. Hill was Vice President and Controller for PECO Energy, where he had been employed since 1970 in various senior financial and managerial positions. Mr. Hill serves as a trustee of Magee Rehabilitation Hospital and the Magee Rehabilitation Foundation. He also serves as a member of the Audit Committee for Jefferson Health System.
Class III Directors (Terms Expire in 2011)
Thomas J. Bresnan has been a director of the Company since 2001. Mr. Bresnan, age 57, is majority shareholder, President and Chief Executive Officer of Schneider Sales Management, LLC, a leading provider of sales consulting and skills assessment services and a publisher of proprietary sales training materials based in Greenwood Village, Colorado. From 1999 to 2006, Mr. Bresnan was Chief Executive Officer of New Horizons Worldwide, Inc., an information technology training company in Anaheim, California. At New Horizons Worldwide, Inc. he also served as President from 1992 to 2006 and on the Board of Directors from 1993 to 2006. Prior to his employment with New Horizons Worldwide, Inc., he was President of Capitol American Life Insurance in Cleveland, Ohio. Mr. Bresnan began his professional career at Arthur Andersen and Co.
Joseph E. Moore has been a director of the Company since 2001. Mr. Moore, age 67, is a partner with the law firm of Williams, Moore, Shockley and Harrison, LLP. He has previously served in numerous business and community capacities in the State of Maryland, including: State’s Attorney for Worcester County; Attorney for Worcester County Board of Zoning Appeals; Attorney for the Town of Berlin; and as a member of the Board of Governors of the State of Maryland Bar Association. Mr. Moore is currently a member of the Board of Trustees of the Worcester Preparatory School in Berlin, Maryland, a member of the Board of Trustees of the Maryland Historical Society, and a director of the Ocean City Museum Society, Inc. In addition, Mr. Moore serves as a director of Calvin B. Taylor Banking Co., and the Chairman of the Board of Zoning Appeals for the Town of Berlin. He has been appointed by the Maryland Court of Appeals as Co-Chairman of the First Appellate Circuit Character Committee of the Maryland State Board of Law Examiners. Mr. Moore is also a Fellow of the American College of Trial Lawyers.

Dianna F. Morgan has been a director of the Company since 2008. Mrs. Morgan, age 58, is the immediate past Chair and is a current member of the Board of Trustees for the University of Florida. She was originally appointed to the University of Florida’s Board of Trustees in 2001. In addition, Mrs. Morgan currently serves on the Board of Directors of CNL Bancshares, Inc. Prior to that, she served on the Board of Directors for CNL Hotels and Resorts, Inc. Mrs. Morgan is also a member of the Board of Directors of Orlando Health (formerly Orlando Regional Healthcare System) and serves as Vice-Chair of the national board for the Children’s Miracle Network. Previously, Mrs. Morgan served as Senior Vice President of Public Affairs and Senior Vice President of Human Resources for Walt Disney World Company. She oversaw the Disney Institute — a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world.
John R. Schimkaitis has been a director of the Company since 1996. Mr. Schimkaitis, age 62, is Vice Chairman of the Board of Directors and Chief Executive Officer of the Company. He was appointed to serve as Vice Chairman effective March 1, 2010 and as Chief Executive Officer in January 1999. He served as President of the Company from 1997 until February of 2010. Mr. Schimkaitis previously served as President and Chief Operating Officer of the Company, and prior thereto as Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, and Assistant Secretary of the Company.
If, prior to the election, any of the nominees become unable or unwilling to serve as a director of the Company (an eventuality that we do not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board of Directors on the recommendation of the Corporate Governance Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
Amendment to the Company’s Restated Certificate of Incorporation to
Increase the Number of Authorized Shares from 12,000,000 to 25,000,000 (Proposal 2)
The Board of Directors has approved and declared advisable an amendment to Article FOURTH of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from twelve million (12,000,000) to twenty five million (25,000,000). The text of the first paragraph of Article FOURTH as proposed to be amended is as follows:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Seven Million (27,000,000) shares of which Twenty Five Million (25,000,000) shares shall be Common Stock having a par value of forty-eight and two-thirds cents ($.48 2/3) per share, and Two Million (2,000,000) shares shall be Preferred Stock having a par value of one cent ($0.01) per share.”
As of March 15, 2010, there were 9,439,903 shares of common stock outstanding. In addition, 95,764 shares were reserved for issuance upon the conversion of the Company’s debentures, 586,435 were reserved under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan, 6,742 shares were reserved for issuance under the Company’s employee benefit plans, and 412,743 were reserved for issuance under the Company’s share-based plans. Thus the Company currently has a total of 1,458,413 shares of common stock available for use in connection with general corporate purposes.
The additional 13,000,000 shares of common stock would be part of the existing class of common stock, and if and when issued, would have the same rights and privileges as the shares of common stock currently outstanding. The holders of the common stock do not have pre-emptive rights to purchase or otherwise acquire any shares of common stock that may be issued in the future.
If the proposed amendment to Article FOURTH is approved, the Board of Directors will be empowered, without the necessity of further action or authorization by the stockholders (unless otherwise required by applicable law or stock exchange requirements) to cause the Company to issue, from time to time, the 13,000,000 additional shares of common stock on such terms and under such circumstances as it may determine.
The increase in the authorized number of shares of common stock is intended to ensure that there will be a sufficient number of authorized but unissued shares available for issuance in the future for general corporate purposes, possible financing and other corporate transactions, and other purposes which the Board of Directors may determine are appropriate.

The issuance of additional shares of common stock under some circumstances could be disadvantageous to current stockholders, since to do so would dilute their percentage ownership interest in the Company. In addition, the issuance of the shares of common stock could be used by incumbent management to impede, and thereby discourage, an attempt to acquire control of the Company, even though some or all of the stockholders of the Company may deem such an acquisition to be desirable. For example, the shares could be placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid or could be issued in connection with our shareholder rights plan. The issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to effect a merger, sale of assets or similar transaction. In the event and to the extent the proposed facilitates such actions, it could serve to perpetuate incumbent management. The proposed amendment is not being recommended in response to any specific effort to obtain control of the Company and the Company is not aware of any such efforts.
Proposal 2 will be adopted if a majority of the Company’s outstanding common stock affirmatively votes in favor of this proposal. Consequently, abstentions and broker non-votes will have the effect of votes cast against this proposal. If this proposal is approved by the stockholders a Certificate of Amendment of the Company’s Restated Certificate of Incorporation will be filed with the Secretary of the State of Delaware to affect the increase in the number of authorized shares of common stock.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO
THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK FROM 12,000,000 TO 25,000,000.
Ratification of Independent Registered Public Accounting Firm (Proposal 3)
The Audit Committee’s Charter sets forth the Committee’s responsibility for the appointment and oversight of our independent registered public accounting firm, as well as the approval of their compensatory arrangements. On February 23, 2010, the Audit Committee approved the reappointment of ParenteBeard LLC (“ParenteBeard”) to serve as our independent registered public accounting firm for 2010.
Although the New York Stock Exchange (“NYSE”) listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of ParenteBeard, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Beard Miller Company LLP (“Beard Miller”) was selected as Chesapeake’s independent registered public accounting firm on March 20, 2007 to perform the audit for the year ended December 31, 2007. They were reappointed by the Audit Committee to perform the 2008 and 2009 audits. On October 1, 2009, Chesapeake was notified that the audit practice of Beard Miller had merged with Parente Randolph LLC (“Parente Randolph”). As a result of combining their operations, ParenteBeard was formed. Certain of the professional staff and partners of Beard Miller joined ParenteBeard either as employees or partners of ParenteBeard. In connection with the combination, Beard Miller proposed that the Company engage ParenteBeard to serve as the Company’s independent registered public accounting firm. On October 1, 2009, as a result of the merger, Beard Miller ceased conducting business and resigned as the auditors of the Company. On October 1, 2009, the Audit Committee of the Company’s Board of Directors approved the engagement of ParenteBeard to serve as its independent registered public accounting firm.
Prior to the appointment as its independent registered public accounting firm, the Company had not consulted with ParenteBeard regarding (a) the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue or (b) a disagreement or reportable event as described under Item 304(a)(2)(ii) of Regulation S-K.

The reports of Beard Miller on the financial statements of the Company for the years ended December 31, 2008 and 2007 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
For the fiscal years ended December 31, 2008 and 2007, and in the interim period from December 31, 2008 through October 1, 2009, the date of resignation, there were no (a) disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Beard Miller on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Beard Miller, would have caused Beard Miller to make reference to such disagreement in their reports on our consolidated financial statements for such periods, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.
A representative from ParenteBeard will be present at the Annual Meeting and available to respond to appropriate questions. A formal statement will not be made.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF PARENTEBEARD AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.
CORPORATE GOVERNANCE
Governance and Board Leadership Structure. The Board of Directors is led by the Chairman of the Board, who is elected annually by the Board of Directors in accordance with our Bylaws. At its meeting on May 6, 2009, the Board elected Ralph J. Adkins to serve as our non-executive, independent chairman. Mr. Adkins has served as our Chairman since 1997 and has performed the responsibilities prescribed to him by the Board of Directors and those set forth in the Corporate Governance Guidelines, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.
Separation of Chairman and Chief Executive Officer Positions. As of the date of this filing, the positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board has determined that the separation of such positions is appropriate given the experience and expertise of Mr. Adkins and Mr. Adkins’ oversight role as Chairman. Mr. Adkins has extensive experience in the utility industry and with the Company, most recently having served as our Chief Executive Officer from 1990 until his retirement in 1999. Having Mr. Adkins serve as Chairman provides the Company with the benefit of a well qualified, experienced individual with extensive knowledge about the Company and its businesses to fulfill the Chairman responsibilities described above.
Independent Oversight of Management. In addition to separating the positions of Chairman of the Board and Chief Executive Officer, the Board believes that independent oversight of management is achieved through several other measures as follows:
•	Board’s Role in Risk Oversight. The Board of Directors and management recognize that effectively monitoring and managing risk are essential to the successful execution of the Company’s strategy. The Company faces a variety of risks, including strategic, operations, compliance and financial that may affect the operations and/or financial performance of our businesses. The Board maintains an oversight role with respect to risk management. Senior management is involved in the decision-making process and is aware of the known risks and is intimately involved in the monitoring and mitigation of the risks. As part of its responsibilities, senior management updates the Board on the monitoring and mitigation of the risks and the Board provides direction as it deems appropriate. The Company’s executive officers report to the Board regularly regarding financial and investment decisions, strategic plan initiatives, and other activities that may involve material risks that the Company may face. Board members remain informed on industry trends, company-wide strategic initiatives, and other matters relevant to the Company and its businesses which provides them with a comprehensive understanding of our initiatives and allows them to effectively oversee our strategic planning and budgeting processes, including consideration and evaluation of the various risks associated with the Company, its business and its strategic initiatives.

In addition to the Board’s general oversight role, the Audit, Compensation and Corporate Governance Committees focus on specific risks. The Compensation Committee focuses on our compensation program and seeks to structure it appropriately to incentivize short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Corporate Governance Committee focuses on matters relating to board composition and seeks to maintain a well rounded board with a broad range and diverse mix of expertise, experience and knowledge represented to allow the Board to better perform its risk oversight functions. The Audit Committee reviews and discusses with management the Company’s guidelines and policies that govern the process by which risk assessment and risk management is undertaken. The Audit Committee also reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committees regularly report to the Board as a whole regarding these matters.
In addition, management-level committees have been established to assist in identifying, assessing and managing certain other risk. Overall, the Company maintains a top down approach to risk awareness and risk management that exists not only at the Board, Committee and senior management levels, but also throughout the Company.
•	Directors Independence. All but two of our directors are independent. A predominantly independent Board ensures that the Board is acting objectively and in the best interests of our stockholders. The independent directors also bring expertise and a diversity of perspectives to the Board.
The NYSE rules governing independence require that a majority of the members of the Board of Directors be independent as defined by the NYSE. Members of the Board are independent if it is determined that the director has no material relationship with the Company except in his or her capacity as a director. To assist in making the determination of independence for each director, the Board previously adopted Corporate Governance Guidelines on Director Independence (the “Independence Guidelines”), which are more stringent than the NYSE rules. The Independence Guidelines adopted by the Board are set forth in Appendix A to this Proxy Statement and are also available on our website at www.chpk.com.
In accordance with the Independence Guidelines, on February 24, 2010 the Board of Directors conducted its annual review of director independence. During this review, the Board of Directors examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships with the Company existed during 2009. On the basis of this review, the Board determined that each of the following directors qualifies as an independent director as defined by the NYSE listing standards and in accordance with the standards set forth in the Independence Guidelines: Ralph J. Adkins, Eugene H. Bayard, Richard Bernstein, Thomas J. Bresnan, Thomas P. Hill, Jr., Dennis S. Hudson, III, Paul L. Maddock, Jr., J. Peter Martin, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan. John R. Schimkaitis, Vice Chairman of the Board and Chief Executive Officer, and Michael P. McMasters, President and Chief Operating Officer, are the only two directors who are not independent.
During its review, the Board noted that Mr. Bayard has an indirect relationship with Wilson, Halbrook & Bayard a law firm in Georgetown, Delaware that has provided legal services to the Company within the last three years. Mr. Bayard is not involved in decisions to retain the firm and does not directly perform services on behalf of the Company. The aggregate amount paid to the firm during the last three years was less than $10,000. As a result, we do not consider the relationship to be material. Notwithstanding this indirect relationship, the Board determined that, pursuant to the requirements specified in the “Legal Relationships” section of our Independence Guidelines, Mr. Bayard qualifies as an independent director.

•	Committees of the Board. The Company’s key Committees are each composed solely of independent directors. The standing Board committees are the Audit Committee, Compensation Committee, and Corporate Governance Committee.

Audit Committee
Thomas J. Bresnan, Chairman
Thomas P. Hill, Jr.
Dennis S. Hudson, III
J. Peter Martin

Each member satisfies the NYSE independence requirements for audit committee members.

Each member qualifies as an audit committee financial expert under the SEC rules.

The Committee held five meetings in 2009.
The Audit Committee Charter adopted by the Company’s Board is available at www.chpk.com. As reflected in its Charter, the Audit Committee’s responsibilities include, but are not limited to:

•    Appointment, retention, termination and oversight of the independent registered public accounting firm

•    Compensation of the independent registered public accounting firm

•    Approval of all non-audit engagements of the independent registered public accounting firm

•    Review, along with management and the independent registered public accounting firm, of the annual and quarterly financial statements

•    Review and discuss with management the guidelines and policies that govern the process by which risk assessment and risk management is undertaken within the Company

•    Review with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

•    Supervision of the annual audit and our internal audit function

The composition of the Audit Committee is subject to certain requirements established by the SEC and NYSE. In accordance with these requirements, the Board of Directors has determined that all current members of the Committee are “independent” and “financially literate” as those terms are defined in the NYSE listing standards, and that the Committee meets the composition requirements in the SEC rules and the NYSE listing standards. Under the SEC rules, each Committee member qualifies as an “audit committee financial expert” based on his experience and knowledge. Mr. Bresnan is the President and Chief Executive Officer of Schneider Sales Management, LLC. He previously served as Chief Executive Officer, President and Director of New Horizons Worldwide, Inc. and as principal executive officer and principal financial officer of Capitol American Life Insurance and Capitol American Financial, respectively. He has six years of public accounting experience. Mr. Hill previously served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Prior to that, he held various senior financial and managerial positions with PECO Energy. Mr. Hudson is the Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida, and serves on the Miami Board of Directors of the Federal Reserve Bank of Atlanta. He previously served as an Audit Committee member of FPU. Mr. Martin is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation. Prior to that, he was the President of Southern Gulf Utilities, Inc. In addition, Messrs. Bresnan, Hill, Hudson and Martin each participated in an annual training session given by the Company’s independent registered public accounting firm on accounting trends, changes to the accounting standards, and their potential impact on the Company. None of the members of the Committee currently serve on audit committees of other public companies.

Compensation Committee
 Richard Bernstein, Chairman
Joseph E. Moore
Calvert A. Morgan, Jr.
Dianna F. Morgan

Each member is “independent” as defined by the NYSE Listing Standards.

The Committee held six meetings in 2009.
The Compensation Committee Charter adopted by the Company’s Board is available at www.chpk.com. As reflected in its Charter, the Compensation Committee’s responsibilities include, but are not limited to:

•    Administration of executive officer and director compensation programs, policies and practices

•    Review annually, in conjunction with the Chief Executive Officer, management succession plans

•    Completion of actions necessary to ensure that required reports on compensation practices are included in our respective filings with the SEC

•    Administration of the Cash Bonus Incentive Plan, and the Performance Incentive Plan, under which cash and equity incentive awards are granted

The Committee has sole authority to retain, terminate, and approve retention terms, including fees, for any consultant or other advisor it deems necessary to assist in the evaluation of executive and director compensation. The Committee may not delegate its responsibilities for the oversight of executive and director compensation to any other person or entity.

Corporate Governance Committee
 Calvert A. Morgan, Jr., Chairman
Eugene H. Bayard
Paul L. Maddock, Jr.
Joseph E. Moore

Each member is “independent” as defined by the NYSE Listing Standards.

The Committee held seven meetings in 2009.
The Corporate Governance Committee Charter adopted by the Company’s Board is available at www.chpk.com. As reflected in its Charter, the Corporate Governance Committee’s responsibilities include, but are not limited to:

•    Periodic review of the Company’s Corporate Governance Guidelines

•    Evaluation of the size and composition of the Board of Directors

•    Development and recommendation to the Board of Directors on director eligibility guidelines

•    Evaluation of director candidates

• Annual evaluation of the performance of the Board of Directors and each standing Committee
•	Executive Sessions. The non-management and independent directors meet periodically in executive session without the presence of Messrs. Schimkaitis and McMasters, the two management directors. The Chairman of the Board, Mr. Adkins, presides over these meetings. The Company’s Corporate Governance Guidelines ensure the integrity of these meetings by providing that the Chairman of the Corporate Governance Committee would preside over these meetings in the event that the Chairman of the Board was a management director. The Corporate Governance Guidelines also provide that if the non-management directors included any one director who did not qualify as independent under the NYSE Listing Standards, these directors would meet at least annually without the non-independent director(s). The Chairman of our Corporate Governance Committee would preside over such meetings. During executive sessions, the non-management, independent directors receive updates from the Committee Chairmen regarding specific Committee activities and actions and discuss other appropriate matters.
•	Chief Executive Officer Compensation. The independent members of the Board, with the assistance of the Compensation Committee, review the performance of the Chief Executive Officer at least annually. The evaluation is based on objective and subjective criteria, including the performance of the business, the establishment and accomplishment of strategic objectives, and the development of management.

Director Nomination Process. The Corporate Governance Committee identifies potential directors for nomination through a variety of sources. The Committee considers recommendations by its members, other members of the Board of Directors, former directors, stockholders, and executive management. Potential candidates also may be identified through contacts in the business, civic and legal communities. When appropriate, the Committee may retain a search firm or utilize third-party database search tools to identify director candidates. Additionally, our Bylaws permit stockholders to nominate candidates for election as directors. We will consider all stockholder nominations for directors provided that each such nomination complies with the provisions of the Company’s Bylaws and the Corporate Governance Committee’s Charter. The Corporate Secretary of the Company must receive director nominations by stockholders not less than 14 days nor more than 80 days prior to the annual meeting at which directors are to be elected. Each nomination must be in writing and must include:

As to each nominee	As to the stockholder providing the nomination
• Name, age, business address and, if known, residential address	• Name and address as they appear on our stockholder records

• Principal occupation or employment	• Other information as requested by the Company

• Number of shares of our stock beneficially owned	• Representation of the accuracy of the information in the notice

• Ownership and Rights Information (as described in our Bylaws)	• Ownership and Rights Information (as described in our Bylaws)

• Consent to serve as a director of the Company if elected
•	Description of all arrangements or understandings between (i) the stockholder and the nominee, and (ii) any other person(s) pursuant to which the nomination is to be made

•	A questionnaire that inquires as to, among other things, the nominee’s independence and eligibility

•	Any other information required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended
The Corporate Governance Committee, whose duties include that of a nominating committee, will consider a recommendation from a stockholder only if the information specified above is complete. The Committee will consider several factors prior to recommending a candidate. Generally, the Committee will consider the existing size and composition of the Board, evaluate biographical information and other background material, and conduct an interview of each candidate selected. The Committee will apply any director selection criteria adopted by the Committee based on the circumstances at the time. The Committee will also apply the criteria set forth in our Corporate Governance Guidelines. This criteria relates to a candidate’s character, judgment, business experience or professional background, knowledge of our business, community involvement, availability and commitment to carry out the responsibilities as a director of the Company (directors may not be directors of more than two public companies in addition to the Company), the candidate’s independence under applicable regulations and listing standards, as well as any conflicts of interest. The specific director selection criteria includes, but may not in all instances be limited to, the following:
•	Leadership in a particular field of expertise
•	Education or experience that enables the exercise of sound business judgment
•	Integrity and the highest ethical character
•	Personal and professional reputations that are consistent with the Company’s image and reputation
•	Background or experience that enables differing points of view
•	Willingness to listen and work in a collegial manner
•	Knowledge, experience and skills that enhance the mix of the Board’s core competencies
•	Professional achievement generally through service as a principal executive of a major company; distinguished member of academia; partner in a law firm or accounting firm; successful entrepreneur; or similar position of significant responsibility
•	Absence of any real or perceived conflict of interest that would impair the director’s ability to generally represent the interest of the Company’s stockholders

The Corporate Governance Committee does not assign specific weights to these criteria, and not all of the criteria are necessarily applicable to all prospective nominees.
Board Skills and Diversity. Prior to nominating director candidates, the Corporate Governance Committee conducts an interview of each candidate selected and considers the criteria set forth under the Director Nomination Process discussed above. The Committee considers each individual candidate in the context of the Board as a whole with the objective of nominating individuals who the Committee believes will contribute to the Company’s success as a result of their education, job experience, industry knowledge, market knowledge and expertise. The Committee seeks individuals who demonstrate integrity, judgment, leadership and decisiveness in their business dealings. The Committee also seeks individuals who, with the other directors, will give the Board a diverse combination of skills and attributes that complement the nature of our business and support the Company’s long-term strategic focus. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance. The Board reflects a broad range of leadership and professional skills and experience, corporate governance and board service experience, experience in the markets in which we conduct business, economic and financial expertise, industry experience, public affairs experience, and entrepreneurism which, when taken as a whole, have been invaluable in the execution of our strategic plan.
Mr. Adkins has dedicated more than four decades of his career to the Company, securing significant Company and utility experience that gives him a solid foundation to lead the Board. His in-depth knowledge of the Company’s business operations, customers, competition, strategic direction and regulatory environment is valuable to the Company. Mr. Adkins has served as a director of PNC Bank, Delaware, where he gained additional knowledge on local market demographics and growth projections that have benefited the Company in identifying growth opportunities. Mr. Adkins has also established personal and professional relationships throughout the Delmarva Peninsula, which encompasses the Company’s Delaware, Maryland and Virginia energy operations.
Mr. Bayard is well-established in the Delaware legal community where a majority of corporations are incorporated. He has been instrumental in guiding the Company on legislative and regulatory matters, as well as corporate governance practices. Mr. Bayard has established personal and professional relationships throughout the Delmarva Peninsula, including his service as a board member of Harrington Raceway, Inc. and J.G. Townsend, Jr. & Co., that are beneficial to the Company.
Mr. Bernstein is an established entrepreneur and oversees several private businesses, including a technology consulting company. Over the course of his career, he has initiated and successfully sold several start-up businesses. He currently serves as the Chief Executive Officer of LWRC International, LLC which manufactures rifles and carbines for government agencies and others. Mr. Bernstein’s experience has provided him with in-depth knowledge of product design and development, manufacturing techniques, technology, marketing and sales. These attributes have been invaluable as the Company has invested in new business opportunities or considered new sales and marketing programs to promote its products and services. In starting new businesses, Mr. Bernstein has been responsible for attracting and incentivizing new management. As Chairman of the Compensation Committee, he is responsible for leading the development and implementation of compensation pay practices and programs for the Company’s executive management.
Mr. Bresnan has extensive executive management experience. He currently serves as Chief Executive Officer of Schneider Sales Management, LLC, a leading provider of sales consulting and skills assessment services and a publisher of proprietary sales training materials. In this role, Mr. Bresnan has gained experience in various sales skills and marketing techniques. In addition, Mr. Bresnan served as Chief Executive Officer of New Horizons Worldwide from 1999 to 2006 and during this time, gained in-depth knowledge of the technology industry. He also gained experience in consummating acquisitions and facilitating the post-acquisition integration process. Mr. Bresnan also served as a manager with a former public accounting firm and Chief Financial Officer at Capital American Life Insurance. His experience in these roles has been a valuable asset both on the Board and as the Chairman of the Audit Committee. These positions, coupled with his leadership roles, have given him the experience needed to lead the Committee in its oversight role regarding the reporting of the Company’s results of operations, the effectiveness of its internal controls and compliance with regulations. Mr. Bresnan qualifies as an audit committee financial expert under the SEC rules.

Mr. Hill has extensive experience in the energy industry, serving in various senior financial and managerial positions at PECO Energy and Exelon Corporation. Through his professional experiences, Mr. Hill has obtained an in-depth knowledge of marketing, regulation, and energy delivery which has supplemented his engineering training. Mr. Hill also gained financial expertise through his previous roles as Chief Financial Officer of Exelon Energy Delivery, and Controller of PECO. With his background in engineering, finance, marketing, regulation and energy delivery. Mr. Hill brings broad and in-depth knowledge of both utility finance and utility operations to the Board. Mr. Hill qualifies as an audit committee financial expert under the SEC rules.
Mr. Hudson joined the Board in 2009 in connection with the Company’s consummation of the merger with FPU, where he served as a member of FPU’s Board of Directors for four years. Mr. Hudson also served on FPU’s Audit Committee. Mr. Hudson has extensive public company and leadership experience not only as a former director of FPU, but also in his current role as Chairman and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. Mr. Hudson has a strong finance background, currently serving on the Miami Board of Directors of the Federal Reserve Bank of Atlanta and previously serving as Chairman of the Economic Council of Martin County. Mr. Hudson qualifies as an audit committee financial expert under SEC rules. Mr. Hudson also has a solid understanding of the Company’s electric operations and the Florida market.
Mr. Maddock joined the Board in 2009 in connection with the Company’s consummation of the merger with FPU, where he served as a member of FPU’s Board of Directors for eleven years. He also served on FPU’s Audit, Compensation, and Executive Committees. Mr. Maddock’s professional experience with real estate development companies has provided him with in-depth knowledge of the Florida economy. Mr. Maddock has extensive public company and utility experience not only as a former director of FPU, but also as a former director of PRB Energy, Inc., a natural gas exploration and distribution company.
Mr. Martin has extensive experience in the regulated utilities and energy industry. He founded Atlantic Utilities Corporation, a diversified utility company that provided water, wastewater, natural gas and propane gas service to customers in several Florida counties. Mr. Martin previously served as President of Southern Gulf Utilities, Inc., Miami, Florida, which operated utility systems in five states and more than twenty of Florida’s counties. Mr. Martin has over 40 years of executive level experience in the utility industry during which time he obtained in-depth knowledge of the Florida market, as well as energy trends, customer expectations, and the Florida regulatory environment. His background also includes experience in management consulting and industrial marketing management. He formerly served as a director, officer and/or member of various industry and community groups, including the Florida Waterworks Association, Florida Natural Gas Association, Miami Gas Institute, and City of Coral Gables Utility Task Force. Mr. Martin qualifies as an audit committee financial expert under the SEC rules.
Mr. McMasters joined the Board in 2010. He has served in numerous capacities in his 28 years of experience with the Company, most recently being named President effective March of 2010. Mr. McMasters’ strategic foresight has played a key role in the execution of the Company’s growth strategy. Mr. McMasters’ 30 years of experience in the utilities industry has provided him with in-depth financial and regulatory experience which has been valuable in the development and implementation of the Company’s financial discipline and strategic plans.
Mr. Moore is well-established in the legal community and has been instrumental in guiding the Company on legislative and regulatory matters, as well as corporate governance practices. He has served in numerous business and community capacities in our Delmarva operating territory, including as State’s Attorney for Worcester County and the Board of Governors of the State of Maryland Bar Association. He has significant market knowledge on the Eastern Shore of Maryland, including the local political environment.
Mr. Morgan has an established professional career of nearly 40 years in the banking industry. He has public company experience serving as a director and former Special Advisor to WSFS Financial Corporation. Mr. Morgan’s previous position as Chairman, President, and Chief Executive Officer of PNC Bank, Delaware provided in-depth management knowledge combined with significant knowledge of our Delmarva market. His management experience and market knowledge, coupled with serving on another public company board, has provided Mr. Morgan with the blend of skills to lead the Corporate Governance Committee. His membership on the Delaware Economic and Financial Advisory Council, and his previous leadership role on the Delaware Business Roundtable give him further insight on issues facing both the current and future business and economic climate of Delaware.

Mrs. Morgan has extensive experience serving as a board member of both private and public companies. In 2001, she was appointed to the University of Florida Board of Trustees by Governor Bush and served as Chair from 2007 to 2009. Mrs. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided extensive knowledge of innovation and customer service. In addition, Mrs. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. As an accomplished senior manager at Walt Disney World Company in these various areas, Mrs. Morgan brings “best practice” expertise in human capital and the customer experience.
Mr. Schimkaitis has served in numerous capacities in his 25 years of experience with the Company, most recently being named Vice Chairman of the Board, in addition to his role as Chief Executive Officer, effective March of 2010. In 2009, Mr. Schimkaitis successfully led the Company through the consummation of the merger with FPU, the largest acquisition in the Company’s history. Mr. Schimkaitis’ knowledge of the industry, the Delmarva and Florida markets, as well as his leadership skills have been invaluable to the success of the Company, driving the growth of the Company from a $95 million market capitalization company at the end of 1999 to $301 million at the end of 2009.
Governance Trends. In September of 2009, Baker & Hostetler LLP, the Company’s legal counsel, presented to the Corporate Governance Committee on current legislative and regulatory initiatives, as well as other governance initiatives and trends. The Committee has proactively monitored these trends and their potential impact on the Company.
Code of Ethics. The Board has adopted a Business Code of Ethics and Conduct (“Code of Ethics”) that reflects our commitment to continuously promote professional conduct throughout the organization, and to ensure that representatives of the Company demonstrate good ethical business practices. The Code of Ethics applies to our directors, officers and employees generally and sets forth their duty to act in the best interest of the Company. The Code of Ethics encourages directors, officers and employees to avoid relationships that have the potential for creating a conflict of interest, including any situation where the individual would receive monetary or other personal benefits from a third party as a result of any transaction or business relationship between the Company and the third party. Depending on the employee’s position, such relationships are required to be promptly reported to the Audit Committee, Chief Executive Officer, or Director of Internal Audit. Directors are required to disclose any conflict of interest to the Company’s non-management, independent Chairman of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, the appropriate Committee or individual will consider factors that include, but are not limited to, the benefit to the Company and the aggregate value of the transaction.
The Board has also adopted a Code of Ethics for Financial Officers which provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable to the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Corporate Controller, and others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. Other senior managers with accounting and financial reporting oversight must also annually confirm compliance with the Code of Ethics for Financial Officers. The Business Code of Ethics and Conduct, and the Code of Ethics for Financial Officers may be viewed on our website at www.chpk.com.
Related Party Transactions. A related party transaction is any transaction (including, but not limited to, any financial transaction, arrangement or relationship, any indebtedness or guarantee of indebtedness and any series of similar transactions, arrangements or relationships), or currently proposed transaction, in which the Company or any of its subsidiaries was or is a participant when the amount of the transaction is greater than $120,000 and when a related person has a material interest. A related person is anyone who is: i) a director or executive officer of the Company, ii) any nominee for director (when information related to transactions with related parties is presented in the proxy statement relating to the election of that nominee), iii) a shareholder who beneficially owns more than 5 percent of the Company’s stock, iv) any immediately family member of individuals identified in (i) through (iii). The Company’s Code of Ethics provides specific examples of conflicts of interest that would be considered related party transactions. The Code of Ethics also provides specific notification procedures and guidelines regarding the review of such transactions. Additionally, each director and named executive officer certifies annually to the Corporate Secretary regarding the existence of any current or proposed related party transaction. There were no related party transactions with the Company during 2009.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. This document may be viewed on our website at www.chpk.com.
Meetings of the Board of Directors and Committees. The Board of Directors met ten times during 2009. With the exception of Messrs. Hudson and Maddock who joined the Board of Directors in October of 2009, and Mr. McMasters who joined the Board of Directors in March of 2010, each current director attended 75 percent or more of the aggregate of the total number of meetings of (i) the Board of Directors, and (ii) each committee of the Board on which he or she served. Mr. Hudson and Mr. Maddock have each attended 100 percent of the Board meetings occurring after they joined the Board. Directors are strongly encouraged to attend our Annual Meetings. All of the then current directors attended the 2009 Annual Meeting of Stockholders.
Director Education. Newly elected directors participate in a director orientation program that covers, among other things, our strategy, business structure, financial performance, and competitive landscape. This program is designed to provide directors with an overview of the Company, its operating environment and its businesses. As part of this program, directors are invited to participate in a tour of selected facilities of the Company. To further familiarize directors with our operations, we conduct at least one Board of Directors meeting each year at a Company facility. Each director has access to publications that cover current Board and Committee-related topics. Directors are encouraged to participate in continuing education opportunities. Annually, in conjunction with the Board’s June strategic planning meeting, a third party consultant provides information to the Board on a selected governance topic.
Communications with the Board. Stockholders and other parties interested in communicating directly with the Board of Directors, a committee of the Board of Directors, any individual director, the director who presides at executive sessions of the non-management or independent directors, or the non-management or independent directors, in each case, as a group, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.
The Corporate Secretary will forward all appropriate communications to the intended recipient(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters. These communications procedures have been unanimously approved by the independent directors.
DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation annually to ensure appropriate compensation arrangements for non-employee directors, including the proper allocation of cash and non-cash compensation. The Committee subsequently reports its findings and any recommendations to the Board of Directors to assist in fulfilling its responsibility to approve all director compensation arrangements.
Prior to conducting its annual review for 2009, the Compensation Committee received an internally prepared analysis of non-employee director compensation data from publicly available proxy statements of peer companies and published survey data from nationally recognized organizations that provide independent research. The peer group used for this analysis was the same peer group used by Buck Consultants, LLC (“Buck”), an independent compensation consultant, in their executive compensation analysis as discussed on page 22. The Committee reviewed this analysis and other factors, including the responsibilities of the non-employee directors, to assist in its determination of the appropriate compensation levels and mix for 2009.
The Committee concluded that the annual cash and stock retainers; the Board and Committee meeting fees; and the Audit Committee chair retainer currently paid by the Company were near, at or above the median of the peer group and were, therefore, still appropriate. The Committee discussed the responsibilities of the Compensation Committee and Corporate Governance Committee Chairmen and recommended that the Board approve an increase in the equity retainer from 150 to 200 shares of common stock to each Committee Chairman for his respective services. The Committee also recommended that the Board increase the Board and Committee meeting fee from $500 to $750 for meetings occurring on the same day to further align the Company with the peer group.

At a subsequent meeting of the Board of Directors, the Board reviewed the internal analysis and considered the Compensation Committee’s recommendations. The Board also met in Executive Session to review the compensation for our Chairman of the Board. After discussion, the Board adopted the Compensation Committee’s recommendations as set forth above, and also approved a change in Mr. Adkins’ annual cash retainer for his services as Chairman of the Board from $100,000 to $80,000 based upon his current responsibilities and the internally prepared analysis of non-employee director compensation. Mr. Adkins will continue to receive an $18,500 annual cash retainer for serving as a member of the Board.
For its review of director compensation in 2010, the Compensation Committee has requested that Buck prepare a comprehensive study of director compensation arrangements in place for the peer group of companies to assist the Committee in its review of the Company’s director compensation program. The Board of Directors may modify director compensation as it deems appropriate.
The following table reflects compensation paid to non-employee directors for services performed during 2009:

2009 Director Compensation
	Fees Earned or
	Paid in Cash		Stock Awards(2)	Total(3)
Name(1)	($)		($)	($)
Ralph J. Adkins	117,500	(4)	19,340	136,840
Eugene H. Bayard	37,250		19,340	56,590
Richard Bernstein	36,500		25,291	61,791
Thomas J. Bresnan	35,250	(5)	26,779	62,029
Thomas P. Hill, Jr.	38,250	(4)	19,340	57,590
Dennis S. Hudson, III(6)	12,755		10,311	23,066
Paul L. Maddock, Jr.(6)	13,005		10,311	23,316
J. Peter Martin	38,250	(4)	19,340	57,590
Joseph E. Moore	42,000	(5)	19,340	61,340
Calvert A. Morgan, Jr.	42,000		25,291	67,291
Dianna F. Morgan	36,500		19,340	55,840

(1)	Mr. Schimkaitis is an executive officer and does not receive any additional compensation for his services as a director. Mr. McMasters did not serve on the Board in 2009. He is also an executive officer and is not entitled to any additional compensation for his services as a director.

(2)	Excluding Messrs. Hudson and Maddock, pursuant to the Directors Stock Compensation Plan, each non-employee director received an award of stock on May 6, 2009. The stock had a grant date fair value of $19,340 (650 shares based upon a price per share of $29.755). Each of the Compensation and Corporate Governance Committee Chairmen (Messrs. Bernstein and Morgan, respectively) received an additional award of stock on May 6, 2009, with a grant date fair value of $5,951 (200 shares of common stock based upon a price per share of $29.755). Mr. Bresnan, Chairman of the Audit Committee, received an additional award of stock on May 6, 2009, with a grant date fair value of $7,439 (250 shares of common stock based upon a price per share of $29.755). Each non-employee director (excluding Messrs. Hudson and Maddock) received his or her applicable award for services performed from May 6, 2009 through May 5, 2010. The Stock Award column reflects the grant date fair value of the stock on May 6, 2009. The stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture.

(3)	All director compensation has been properly reported in the 2009 Director Compensation Table. There is no compensation that needs to be included in the All Other Compensation column or the Change in Pension Value and Nonqualified Compensation Earnings column.

(4)	The M&A Committee was established in January of 2008 to oversee activities related to the Company’s merger with Florida Public Utilities Company (“Florida Public Utilities”) which was consummated on October 28, 2009. Messrs. Adkins, Hill and Martin served as members of the M&A Committee and received $1,000 for each of the three meetings.

(5)	In 2009, two directors deferred their annual stock retainers via the Company’s Deferred Compensation Plan. Mr. Bresnan deferred 900 shares and Mr. Moore deferred 650 shares. Each director received deferred stock units equal to his representative stock retainer. Messrs. Bresnan and Moore will receive additional units on each date that a dividend is paid on our common stock. At all times, each director has had a 100 percent vested interest in his deferred stock units.

(6)	Messrs. Hudson and Maddock joined the Board on October 28, 2009 as a result of consummation of the merger with Florida Public Utilities. Each director received a prorated cash retainer of $9,605 and a prorated equity retainer for services to be performed from October 28, 2009 through May 5, 2010. The stock had a grant date fair value of $10,311 (337 shares based upon a price per share of $30.595). The Stock Award column reflects the grant date fair value of the stock on October 28, 2009. The stock awards are fully vested in that they are not subject to forfeiture.

For the period between our 2009 and 2010 Annual Meetings of Stockholders, the Chairman of the Board, a non-employee director, was paid an annual cash retainer of $80,000 for his services in that capacity. Each of the Company’s non-employee directors that were serving as of our 2009 Annual Meeting of Stockholders, including the Chairman, received an annual cash retainer of $18,500 for his or her service as a director. Each non-employee director, including the Chairman, was also paid $1,200 for each Board meeting and $1,000 for each Committee meeting attended in person or by telephone. If however, a director attended more than one meeting on the same day, he or she was paid as follows: (a) Board and Committee meeting on the same day — $1,200 for the Board meeting plus an additional $750 for each Committee meeting; or (b) more than one Committee meeting (without a Board meeting) — $1,000 for the first Committee meeting and an additional $750 for each subsequent Committee meeting attended on that same day. Directors may not elect to receive their cash compensation in stock. In addition, we reimbursed normal business expenses incurred by the directors in connection with attending meetings and performing other Board-related services, including external director education, of which the aggregate value was less than $10,000 per director.
Directors Stock Compensation Plan. In 2005, stockholders approved a Directors Stock Compensation Plan, which is a discretionary compensation plan that allows the issuance of shares of our common stock to non-employee directors. We believe it is appropriate for each director to have a proprietary interest in our growth and financial success. The Board of Directors has sole authority to administer and interpret the Plan. The Board may approve the issuance of up to 1,200 shares of the Company’s common stock annually for each director pursuant to the terms of the Plan.
On May 6, 2009, each non-employee director (excluding Messrs. Hudson and Maddock) received 650 shares of common stock as compensation for service to be performed for the period between our 2009 and 2010 Annual Meeting of Stockholders. Messrs. Bernstein and Morgan each received an additional 200 shares of common stock for serving as Chairman of the Compensation and Corporate Governance Committees, respectively. Mr. Bresnan received an additional 250 shares of common stock for serving as Chairman of the Audit Committee. Upon joining the Board on October 28, 2009, Messrs. Hudson and Maddock each received a prorated equity retainer of 337 shares of common stock as compensation for services to be performed for the period between October 28, 2009 and the 2010 Annual Meeting of Stockholders. Upon receipt of these shares, each director had the right to vote the shares and to receive dividends on the shares. The directors could not sell or transfer these shares until six months after the date that they were granted. Each director is individually responsible for any tax obligations in connection with these shares.
Deferred Compensation Plan. The Deferred Compensation Plan, formerly known as the Deferred Compensation Program, enables non-employee directors to voluntarily defer all or a portion of their meeting fees and annual retainers on a pre-tax basis until their separation from service with the Company and its affiliates or until such other date specified under the terms of the Plan. In 2008, the Board of Directors amended the Deferred Compensation Plan to comply with the Internal Revenue Service’s guidance on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) Section 409A. The Compensation Committee has sole authority to administer this Plan and may allocate these responsibilities among its members, among any subcommittee(s) it may appoint, or among persons other than its members.
When a director elects to defer cash compensation, such as meeting fees or annual cash retainers, the deferral amount is allocated per the director to one or more rate of return indices previously selected by the Compensation Committee. The director will receive the same investment return(s) or loss(es) as he or she would achieve had it been individually invested in the same indices. When a director elects to defer stock compensation, such as an annual stock retainer, he or she receives deferred stock units equal to the number of shares of common stock that the director otherwise would be entitled to receive as compensation. Additional units may be received on each date that a dividend is paid on the Company’s common stock. In 2009, Messrs. Bresnan and Moore deferred their annual stock retainers under this Plan. At all times, each director has a 100 percent vested interest in the amount of cash or stock that is deferred.

In order to participate in this Plan, directors are required to submit their written form of election to the Compensation Committee prior to the beginning of the year for which the compensation will be earned. The director must indicate on the form whether he or she would like to receive the deferred compensation upon: (i) separation from service, (ii) a fixed future date, or (iii) the earlier or later of the separation from service or a fixed future date. The director must also indicate whether he or she would like to receive the deferred compensation in: (i) a lump sum, (ii) five annual installments, or (iii) ten annual installments. In the event that the director chooses to receive the deferred compensation in five or ten annual installments, the amount of the initial installment shall be the total amount deferred by the director, divided by five or ten, as elected. Subsequent installments will each equal the remaining amount deferred divided by the outstanding number of installments. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Internal Revenue Code Section 409A and procedures established by the Compensation Committee. In the event of death, disability, change in control, or unforeseeable emergency, deferred compensation may be paid on an accelerated basis according to the terms of the Plan. Directors will be individually responsible for any tax obligations related to deferring compensation under this Plan.
Director Stock Ownership. All non-management directors are required to hold at least 4,000 shares of our common stock while serving as a director of the Company. Directors have five years after their initial election and incumbent directors had until December 10, 2007, if they were serving as members of the Board of Directors on December 10, 2004, to attain this ownership threshold. Directors may acquire their ownership through several means, including making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and receiving a share award under the Directors Stock Compensation Plan. Deferred stock units are applied toward achieving this ownership requirement. Each deferred stock unit is equivalent to one share of the Company’s common stock. Each director is currently in compliance with the established ownership requirement.
REPORT OF THE COMPENSATION COMMITTEE ON
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company. The Committee, based on its review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and filed with the Securities and Exchange Commission.
The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

THE COMPENSATION COMMITTEE
Richard Bernstein (Chairman)
Joseph E. Moore
Calvert A. Morgan, Jr.
Dianna F. Morgan

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy. The Compensation Committee is composed entirely of independent directors, as defined by the NYSE listing standards, and is solely responsible for the oversight and administration of our executive compensation program. The Compensation Committee designs, recommends to the Board of Directors for adoption, and administers all of the policies and practices related to executive compensation. The Compensation Committee believes that the most effective compensation program is one that is designed to ensure that total compensation for an executive officer is fair, reasonable and competitive. The Compensation Committee focuses on aligning total compensation with our business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company and thus, increase shareholder value. Our primary objectives in creating an effective compensation program are to:
•	Structure the program to attract high-quality executive talent that will complement our short and long-term goals

•	Develop an appropriate mix of compensation to align the financial interests of the executive officers with the interests of our stockholders

•	Ensure effective utilization and development of talent through internal processes such as performance evaluations, succession planning, and leadership development
The Compensation Committee annually reviews the executive compensation program to ensure the following: (i) its current design corresponds to the Company’s objectives; (ii) the mix provides competitive compensation levels for each element of compensation; and (iii) the compensation remains competitive relative to the compensation paid to executives in comparable positions at peer companies.
Pursuant to the SEC’s new regulations regarding risk-based disclosures, the Company reviewed its compensation programs applicable to all employees in conjunction with the risks that have been identified and included in the Company’s Annual Report on Form 10-K and determined that these programs do not create risk that could result in a material adverse effect on the Company.
Executive Compensation Design. Our executive compensation program consists of a base salary and performance-based cash and equity incentive awards that are designed to focus executive officers on both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Compensation Committee sets base salaries at competitive levels to ensure that we are attracting, recruiting, and retaining executive officers that have the knowledge and skills necessary to achieve the Company’s established goals. Because base salaries are fixed in amount, they do not encourage executive officers to take unnecessary risks.
Each executive officer is also eligible to receive an annual cash incentive award (“cash incentive”) and a multi-year equity incentive award (“equity incentive”)1. These awards provide a means to retain executive officers and reward them for their continuous efforts in the Company’s growth and the creation of shareholder value.
In 2009, the cash incentive program focused primarily on achieving the target earnings per share, target pre-tax return on average investment of the Company’s regulated natural gas operations, or target earnings before interest and taxes of the Company’s unregulated energy operations. However, performance criteria such as strategic direction, leadership initiatives, and operational improvements were used to determine a smaller portion of the cash incentive. Because the executives also participate in a long-term program, there is utilization of multiple performance criteria to determine the actual cash incentive earned, and the Compensation Committee has discretion and the ability to reduce awards based on the executive’s individual performance, risk is mitigated. These are the key controls that discourage unnecessary risk-taking. Several other features of the cash incentive award process further mitigate risk taking and exposure, including the following: i) financial results for the respective award period are reviewed by the Audit Committee prior to the issuance of any cash award; ii) the cash incentive represents the smallest component of each executive officer’s total compensation opportunity; iii) the target incentive is set at an amount that approximates, or falls slightly below the median cash incentive of an industry peer group; and iv) each incentive award features a cap (150% of the target) on the maximum amount that can be earned for any performance period.

[1]	Mr. Cummiskey was not eligible to participate in the 2009-2011 long-term incentive program. Mr. Cummiskey is eligible to participate in a 2010-2011 and 2010-2012 long-term incentive program as further described on page 26.

The equity incentives reward executive officers for improving shareholder value by achieving growth in total shareholder return as well as growth in earnings while investing for future long-term earnings growth. The Compensation Committee believes that these awards do not encourage unnecessary risk taking since part of the ultimate value of the award is tied to the Company’s stock price and awards are staggered and cover a multi-year performance period. Additionally, several other features of the equity incentive award process further minimize potential risk: i) financial results for the respective award year are reviewed by the Audit Committee prior to the issuance of any equity award; ii) the total shareholder return and growth in long-term earnings over the relevant performance periods are benchmarked against the same measures for a peer group of natural gas distribution companies, and the average return on equity performance metric is compared to pre-determined return on equity thresholds that are established by the Compensation Committee; and iii) each equity incentive award features a cap (125% of the target) on the maximum amount that can be earned in any year. The Compensation Committee believes that the incentive programs appropriately balance risk and the desire to focus on areas considered critical to the short-term and long-term growth and success of the Company.
The Compensation Committee has adopted additional practices to ensure diligent and prudent decision-making and review processes. The practices that are in place to manage and control risk, include:
•	Although awards under the cash incentive and equity incentive plans are primarily determined using targeted financial and non-financial goals, they also include components which are tied to the Company’s capital budget and strategic plan that are reviewed and approved by the Board of Directors;

•	During its goal-setting process, the Compensation Committee considers prior years’ performance relative to future expected performance to assess the reasonableness of the goals;

•	The cash incentive and equity incentive plans include both performance and profitability measures, thus balancing growth with value creation;

•	The Compensation Committee retains discretion in administering all awards and performance goals, and in determining performance achievement;

•	Each executive officer is subject to stock ownership guidelines commensurate with his or her position and equity awards could lose significant value over time if the Company was exposed to inappropriate, unnecessary risks which could affect our stock price; and

•	Each executive officer is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate.
Role of Management. The Chief Executive Officer participates in the establishment of the compensation targets and payout levels for the other named executive officers. He assesses the performance for all named executive officers and recommends to the Compensation Committee the overall levels of achievement, and the extent to which performance targets were attained. Upon request, executive officers will provide supplemental material to the Compensation Committee to assist in making its determinations under the executive compensation program. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Committee meetings at the invitation of the Compensation Committee.
Role of Independent Consultant. The Compensation Committee, from time to time, will engage an independent compensation consultant to aid in carrying out its overall responsibilities. In November of 2007, to assist in reviewing the Company’s executive compensation program for 2008, the Committee engaged Buck, an independent compensation consultant, to perform a comprehensive study to determine whether current total compensation for each executive officer was competitive with the market, and consistent with our short and long-term goals. In addition, Buck analyzed each component of compensation and made recommendations to the Compensation Committee based on current competitive practices.

In November of 2008, to assist in reviewing the Company’s executive compensation program for 2009, Buck provided an analysis on the recently created Chief Operating Officer position and salary scale, cash incentive program, and equity incentive program. In February of 2009, the Compensation Committee received an Executive Base Salary update, for certain named executive officers. Buck reviewed and analyzed competitive data available for the peer companies to develop ranges for the Chief Operating Officer position and the Chief Financial Officer position relevant to selected positions. The peer group2 used by Buck in its analysis was the same peer group that Buck established, with the input of the Compensation Committee Chairman and the Chief Executive Officer, in 2007. This peer group is comprised of 15 utility companies including three electric utility companies and two water utility companies because of the limited number of similarly sized gas utilities. In addition to the industry peer group data, Buck considered published survey data from several nationally recognized organizations that provide independent research based upon the practices of companies with revenues between $125 million and $500 million, as well as the practices of companies in the utilities industry.
Base Salary. The Compensation Committee engaged Buck in 2008 to review and update an analysis that it had previously prepared. The analysis was on the Company’s position and salary scale for key executives in relation to its peer group. Buck provided new data for the Chief Operating Officer and Chief Financial Officer positions, which included information on base salary and typical targets for short-term and long-term incentive awards. Buck also provided updated base salary information. Buck presented this information to the Compensation Committee at its meeting held in November of 2008.
Base salaries for the ensuing year for the Chief Executive Officer and the other named executive officers were reviewed and adjusted by the Compensation Committee in February of 2009. For the Chief Operating Officer and Chief Financial Officer positions, Buck compared the base salaries to data from the industry peer group and published surveys, weighted two-thirds and one-third, respectively. For the Chief Executive Officer and Senior Vice President positions, Buck aged the weighted average at a rate of four percent per annum. The Compensation Committee considered the following prior to adjusting base salaries: results of the study performed by Buck; functional role of the position; scope of the individual’s responsibilities; and competitive nature of our business. After consideration of these factors, the Committee determined that each of Messrs. Schimkaitis, McMasters, and Thompson and Mrs. Cooper would receive a three percent increase in their base salaries effective April 1, 2009. For 2009, as determined by the Chief Operating Officer, base salary for Mr. Cummiskey did not change in April of 2009. Effective December 15, 2009, Mr. Cummiskey was promoted to Vice President of the Company, and as a result, his base salary increased by $10,000.
In February of 2010, the Committee reviewed base salaries for each executive officer for the ensuing year. In connection with this review, the Committee received an updated analysis as prepared by Buck. Being that several companies in the peer group established by Buck in 2007 had subsequently been sold, Buck, with the input of the Compensation Committee Chairman and the Chief Executive Officer, established a new peer group3. This peer group is comprised of 11 companies from the original peer group, and one gas utility company, one multi-utility company and three water utility companies because of the limited number of similarly sized gas utilities. Based on revenues, the Company is very close to the median revenues of the peer group. In addition to the industry peer group data, Buck considered published survey data from several nationally recognized organizations that provide independent research based upon the practices of companies with revenues between $200 million and $500 million, as well as the practices of companies in the utilities industry. The Compensation Committee received Buck’s analysis and related factors and determined that each of Messrs. Schimkaitis, McMasters, Thompson and Cummiskey and Mrs. Cooper would receive increases ranging from 3.1 to 10.6 percent in their base salaries effective April 1, 2010.

[2]	The industry peer group included the following companies: Central Vermont Public Service Corporation; Delta Natural Gas Company, Inc.; Empire District Electric Company; Florida Public Utilities Company; Energy West, Inc.; ITC Holdings Corporation; The Laclede Group, Inc.; Northwest Natural Gas Company; RGC Resources, Inc.; SJW Corporation; South Jersey Industries, Inc.; Southwest Gas Corporation; Southwest Water Company; and Unitil Corporation. EnergySouth, Inc. and SEMCO Energy, Inc. were included in the original peer group; however, they have been subsequently sold.

[3]	The industry peer group included the following companies: American States Water Co.; Aqua America Inc.; California Water Service Group; Central Vermont Public Service Corporation; Delta Natural Gas Company, Inc.; Empire District Electric Company; ITC Holdings Corporation; Laclede Group, Inc.; MGE Energy Inc.; Northwest Natural Gas Company; RGC Resources, Inc.; SJW Corporation; South Jersey Industries, Inc.; Southwest Water Company; Suburban Propane Partners LP; and Unitil Corporation.

Cash Incentive. The Board of Directors has adopted the Cash Bonus Incentive Plan under which cash incentives are payable to participating executives, including the named executive officers, if they achieve certain financial and non-financial goals relative to pre-established performance goals. Prior to the beginning of each year, the Compensation Committee selects the executives that are eligible to participate in the Cash Bonus Incentive Plan for the upcoming year. This selection is based on the individual’s position and related responsibilities. The Compensation Committee establishes target bonus awards for each participant with the actual amount earned ranging from 0 to 150 percent of the target award depending on actual performance as compared to the performance goals. The Compensation Committee may adjust the limits and bonus opportunity based on unknown and/or extraordinary events, thereby enabling the Compensation Committee to award bonuses above and below the upper and lower limits. Generally, the target bonus amounts for the Chief Executive Officer and each named executive officer are set at an amount that approximates, or falls slightly below the median prevailing practices for individuals in comparable positions in the industry peer group. In addition, the Compensation Committee establishes aggressive financial targets and performance goals for each executive officer for the relevant performance period.
2009 Award. For 2009, the Compensation Committee established performance targets for each named executive officer, except Mr. Cummiskey, which was set by the Chief Operating Officer. The targets, which varied based on individual responsibilities, were: i) growth and expansion of existing service territories, ii) margin growth, iii) communications and leadership initiatives, iv) long-term strategic initiatives, v) growth and expansion of business unit or a division of a business unit, and vi) sustained earnings performance. Mr. Cummiskey’s performance target, as established by the Chief Operating Officer, was based on pre-determined strategic goals for the Company’s unregulated energy businesses.
In addition, in January of 2009, the Compensation Committee established for each applicable named executive officer, an aggressive earnings per share target, or an aggressive target income range or return for a designated segment, as appropriate for each executive’s role and responsibilities. In January of 2009, the Compensation Committee approved a pre-determined earnings per share target for Messrs. Schimkaitis and McMasters and Mrs. Cooper for 2009. For Mr. Thompson, the earnings target was based upon achieving a pre-tax return on average investment on our natural gas segment.
Prior to being designated as a named executive officer, Mr. Cummiskey’s annual cash bonus opportunity, as established by the Chief Operating Officer, was 30 percent of his base salary. Mr. Cummiskey was entitled to his cash incentive upon the successful attainment of his pre-established individual goals (25 percent), and the extent to which he achieved a pre-tax, pre-interest operating income target for the Company’s unregulated energy operations (75 percent). He was also entitled to receive ten percent of the pre-tax, pre-interest operating income target that is in excess of a pre-established target for the Company’s Delmarva propane operations. In addition, Mr. Cummiskey was entitled to receive ten percent of the actual excess gross margin budget for the results on the Delmarva Peninsula generated by the Company’s subsidiary that offers natural gas supply and supply management services.
Cash incentives are earned by the executive officer upon the successful attainment of his or her pre-established goals and the extent to which the relevant income or return target meets or exceeds the respective pre-established targets, adjusted by applying a payout factor. The following were the target bonus award opportunities and goals weighting criteria for 2009.

		Goals Weighting
	Annual Cash Bonus		Earnings Per Share or
	Opportunity of Base	Individual	Target Income/Return for
	Salary(1)	Performance	Segment
Executive Officer	(%)	(%)	(%)
John R. Schimkaitis	40	20	80
Michael P. McMasters	30	20	80
Stephen C. Thompson	25	50	50
Beth W. Cooper	25	20	80
Joseph Cummiskey	30	25	75

(1)	The payout opportunity ranges from 0 percent to 150 percent, generating an overall cash incentive opportunity of 0 percent to 60 percent of base salary.

In February of 2010, the Compensation Committee determined that the achievement of the individual performance goals for 2009 ranged from 95 percent to 100 percent for Messrs. Schimkaitis, McMasters, Thompson, Cummiskey and Mrs. Cooper. For Messrs. Schimkaitis and McMasters, as well as Mrs. Cooper, the Company’s 2009 earnings per share was equal to the earnings per share target and resulted in a 100 percent bonus factor. In regards to Mr. Thompson, the actual 2009 pre-tax return on average investment for the utility operations translated into an 88 percent bonus factor.
For 2009, the Chief Operating Officer determined that Mr. Cummiskey achieved 95 percent of his individual performance goals. Based upon the level of pre-tax, pre-interest operating income achieved for the Company’s unregulated energy operations, Mr. Cummiskey’s bonus factor was 150 percent. He received an additional 10 percent of the operating income target that was in excess of a pre-established target for the Company’s Delmarva propane operations, and an additional 10 percent of the actual excess gross margin budget for the results on the Delmarva Peninsula generated by the Company’s subsidiary that offers natural gas supply and supply management services. Mr. Cummiskey’s performance for 2009 resulted in a payment of $239,267 which was paid under the Company’s Cash Bonus Incentive Plan.
Amounts earned by the named executive officers for 2009 performance have been reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
On February 24, 2010, one-time cash bonus awards were granted to three executive officers of the Company. The cash bonus awards were issued under the Company’s Cash Bonus Incentive Plan to the following executive officers: John R. Schimkaitis, $66,541; Michael P. McMasters, $35,190; and Beth W. Cooper, $19,467. In determining the amounts of the awards, the Compensation Committee authorized additional cash bonuses equal to the difference between what the officers would have earned under the Cash Bonus Incentive Plan based upon the Company’s standalone earnings per share (excluding FPU earnings post-merger as well as merger-related costs) and the Company’s actual earnings per share (including FPU’s post-merger earnings and merger-related costs). Mrs. Cooper was also granted an award of $10,566 for her efforts related to the merger. The merger between the Company and FPU was consummated on October 28, 2009. The one-time cash bonus awards earned by the named executive officers have been reflected in the Bonus column in the Summary Compensation Table.
2010 Award Opportunity. On January 6, 2010, the Compensation Committee reviewed targets and goals, potential cash award ranges and payout amounts for Messrs. Schimkaitis, McMasters, Thompson, Cummiskey and Mrs. Cooper for 2010 performance. The Compensation Committee determined that the range of payouts (0 percent to 60 percent) as a percentage of base salary and the types of performance targets should remain the same as those established for 2009. For 2010, the earnings target for Messrs. Schimkaitis and McMasters, and Mrs. Cooper will be based upon earnings per share. For Mr. Thompson, the earnings target will remain a pre-tax return on investment target for our natural gas segment. For Mr. Cummiskey, the earnings target will be a pre-tax, pre-interest operating income target for the Company’s unregulated energy operations. For 2010, the target bonus award opportunities and goals weighting will remain the same for each executive officer.
Equity Incentives. Messrs. Schimkaitis, McMasters, Thompson and Mrs. Cooper each participate in our equity incentive program and are entitled to receive equity awards pursuant to our Performance Incentive Plan. Mr. Cummiskey was promoted to Vice President of Company and in connection with his promotion will participate in the Performance Incentive Plan beginning in 2010.

Performance Incentive Plan. The Committee has adopted a multi-year, long-term performance plan for the equity incentive award component of our executive compensation program. The multi-year plan provides incentives based upon the achievement of long-term goals, development and success of the Company, while the annual cash plan continues to be focused on short-term goals. The Performance Incentive Plan is designed to reward executive officers for improving shareholder value by achieving growth in earnings while investing in the future growth of both our regulated and unregulated business units. The Committee focused on three core objectives in designing the plan as shown in the table below. The first metric, maximizing shareholder value, is a primary objective and ensures that we are generating additional value for our stockholders. The Compensation Committee chose the second metric, growth in long-term earnings, because of the capital intensive nature of our business. Long-term earnings growth is dependent upon an increase in assets. The third metric provides a gauge of earnings performance. The Company’s total shareholder return and growth in long-term earnings over the relevant performance periods will be compared to companies in the Edward Jones Natural Gas Distribution Group4 (the “Edward Jones Distribution Group”), a composite group of selected gas distribution utilities whose performance is benchmarked by Edward Jones.

		Percent of
Performance Metric	Benchmark	Target Award
Maximizing Shareholder Value	Total shareholder return compared to the total shareholder returns of companies included in the Edward Jones Distribution Group	30%

Growth in Long-Term Earnings	Total capital expenditures as a percent of total capitalization as compared to companies in the Edward Jones Distribution Group	35%

Earnings Performance	Average return on equity compared to pre-determined return on equity targets	35%
2008-2009 and 2008-2010 Performance Periods. Participants under the Plan are granted performance shares in the beginning of the applicable performance period. Messrs. Schimkaitis, McMasters, Thompson and Mrs. Cooper are each participants in the Plan for the 2008-2009 and 2008-2010 performance periods. The number of performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals. To transition to the long-term performance plan, in January of 2008, the Committee made one grant for the 2008-2009 performance period and one grant for the 2008-2010 performance period. The 2008-2009 award equates to double the traditional annual award amount, to transition the Company to a long-term compensatory agreement beyond one year. The grants made to each named executive officer are as follows:

	2008-2009 Performance Period				2008-2010 Performance Period
Named Executive Officer(1)	Minimum	Threshold	Target	Maximum	Minimum	Threshold	Target	Maximum
John R. Schimkaitis	0	9,600	19,200	24,000	0	4,800	9,600	12,000
Michael P. McMasters	0	5,120	10,240	12,800	0	2,560	5,120	6,400
Stephen C. Thompson	0	4,000	8,000	10,000	0	2,000	4,000	5,000
Beth W. Cooper	0	3,200	6,400	8,000	0	1,600	3,200	4,000

(1)	Mr. Cummiskey was promoted to Vice President of the Company on December 15, 2009 and therefore was not eligible to receive a grant for the 2008-2009 and 2008-2010 performance periods.
Effective September 15, 2008, Mr. McMasters was promoted to Executive Vice President and Chief Operating Officer and Mrs. Cooper was promoted to Senior Vice President and Chief Financial Officer of the Company. The Compensation Committee engaged Buck to review the appropriateness of their long-term award levels given their change in responsibilities. In November of 2008, consistent with Buck’s recommendation, the Compensation Committee made no changes to the previously established award levels. They concluded that future award levels would be adjusted upward for the change in responsibilities. Accordingly, Mr. McMasters and Mrs. Cooper each received an increased award for the 2009-2011 performance period.
In February of 2010, the Compensation Committee determined that for Messrs. Schimkaitis, McMasters, Thompson and Mrs. Cooper, the pre-established performance goals for the 2008-2009 performance period were achieved as follows: i) as of December 31, 2009 the Company’s total shareholder return put the Company at the 34th percentile of the Edward Jones Distribution Group, thus resulting in no payout; ii) as of September 30, 2009, the Company’s total capital expenditures as a percent of total capitalization put the Company at the 95th percentile of the Edward Jones Distribution Group, thus resulting in a payout that is 125 percent of the target; and iii) as of December 31, 2009, the Company’s return on average equity was 11 percent, thus resulting in a payout that is 125 percent of the target.

[4]	The peer group presently includes some but not all of the companies in the peer group used for compensatory benchmarking. The Compensation Committee chose to use this peer group for performance metrics comparison because the business operations of these companies are more closely aligned with those of the Company than with the compensation benchmarking peer group. The peer group includes AGL Resources, Inc., Atmos Energy Corporation, Delta Natural Gas Company, Inc., Energy, Inc., The Laclede Group, Inc., New Jersey Resources Corp., Northwest Natural Gas Company, Piedmont Natural Gas Company, Inc., RGC Resources, Inc., South Jersey Industries, Inc. and WGL Holdings, Inc.

The aggregate grant date fair value of the equity awards for the 2008-2009 and 2008-2010 are reflected in the Stock Award column for 2008 in the Summary Compensation Table. The actual award earned for the 2008-2009 performance period is reflected in footnote 8 to the Summary Compensation Table.
2009-2011 and 2010-2012 Performance Periods. In January of 2009 and January of 2010, the Compensation Committee established equity incentives for the 2009 through 2011 performance period, and the 2010 through 2012 performance period, respectively. The incentives were adjusted upward for Mr. McMasters and Mrs. Cooper to reflect their change in responsibilities in September of 2008. The grants made to each named executive officers are as follows:

	2009-2011 Performance Period				2010-2012 Performance Period
Named Executive Officer	Minimum	Threshold	Target	Maximum	Minimum	Threshold	Target	Maximum
John R. Schimkaitis	0	4,800	9,600	12,000	0	4,800	9,600	12,000
Michael P. McMasters	0	2,750	5,500	6,875	0	2,750	5,500	6,875
Stephen C. Thompson	0	2,000	4,000	5,000	0	2,000	4,000	5,000
Beth W. Cooper	0	2,000	4,000	5,000	0	2,000	4,000	5,000
Joseph Cummiskey	0	0	0	0	0	1,600	3,200	4,000
Participants under the long-term bonus programs are granted performance shares in the beginning of the applicable performance period. The number of performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals. Each executive officer is entitled to earn the entire allotment of performance shares at the end of the performance period, or a portion thereof, depending on the extent to which pre-established performance goals were achieved. The targets and associated weightings for the awards granted to Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper for the respective performance periods are the same as those adopted by the Compensation Committee in connection with the 2008-2009 and 2008-2010 awards.
To transition his participation into the long-term bonus program, the Compensation Committee approved, in January of 2010, two equity-based awards for Mr. Cummiskey, Vice President of the Company. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include twice the normal award level of shares. The second equity-based award grant, which is shown in the “2010-2012 Performance Period” table above, will cover the three-year award period from January 1, 2010 through December 31, 2012. The Compensation Committee established target equity-based awards for Mr. Cummiskey of 6,400 shares for the 2010-2011 performance period, and 3,200 shares for the 2010-2012 performance period. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals. Mr. Cummiskey is entitled to earn the entire allotment of performance shares at the end of the performance period, or a portion thereof, depending on the extent to which pre-established performance goals were achieved. The targets and associated weightings for the awards are the same as those established for Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper. These performance metrics are described under Performance Incentive Plan.
The grant date fair value of the equity awards for the 2009-2011 performance period are reflected in the Stock Award column for 2009 in the Summary Compensation Table and the Grant Date Fair Value of Stock Awards column for the 2009 Grants of Plan-Based Awards Table.
All Other Compensation. In addition to the primary components of the compensation program, we offer certain other benefits to the named executive officers. During 2009, the Company provided each executive officer with a Company-owned vehicle. The aggregate incremental cost of the personal use of the vehicle is calculated by summing the depreciation, insurance expense, and fuel cost. Each executive officer’s Form W-2 that is filed with the Internal Revenue Service includes imputed income for the personal use of the Company-owned vehicle. This imputed income has no effect on the Company’s revenues or expenses. We do, however, pay payroll taxes on this fringe benefit and those costs are included in the calculation as Company expenses. On behalf of each executive, we also pay an annual premium to provide each executive with term life insurance. Each executive officer who participates in the qualified 401(k) Retirement Savings Plan receives matching contributions based upon a graduated schedule that considers age and years of service. This is the same benefit available to other employees of the Company. The Internal Revenue Service limits the amount of contributions that a participant may make to his or her qualified 401(k) Retirement Savings Plan. The Company’s nonqualified 401(k) Supplemental Executive Retirement Savings Plan enables executive officers to continue to make pre-tax deferrals of compensation after they have reached that limit. We match these contributions in the same manner as the qualified 401(k) Retirement Savings Plan. The aggregate value of these benefits for each executive officer is more than $10,000 and, consistent with the rules of the SEC, is reflected in the All Other Compensation column of the Summary Compensation Table.

Compliance with Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) prohibits any public corporation from taking a deduction on its annual federal income tax return for certain compensation that exceeds $1 million. In determining whether a deduction may be taken, the Company considers compensation paid in any taxable year to its Chief Executive Officer or to any one of its three most highly compensated executive officers (other than the Chief Financial Officer) and whether such compensation would be considered “performance-based” as defined under Section 162(m). Compensation qualifying as “performance-based compensation” within the meaning of Section 162(m) is exempted from the deduction limit. Awards under our Performance Incentive Plan are considered “performance-based” compensation and would be exempt from the Section 162(m) deduction limit; awards under our Cash Bonus Incentive Plan would not be considered “performance-based” compensation and would be considered in determining the ability to take this deduction. We do not anticipate that compensation paid to any of the executive officers in 2010 will exceed the $1 million deduction limit.
Stock Ownership Guidelines. In 2006, the Corporate Governance Committee approved stock ownership guidelines for the following corporate officer positions: Chief Executive Officer — 30,000 shares; Chief Operating Officer — 10,000 shares; Senior Vice President — 7,500 shares; and Vice President — 5,000 shares. Each executive officer has five years from December 7, 2006 or his or her date of hire or promotion into the role, whichever is later, to meet these ownership requirements. The Committee believes that ownership in the Company’s common stock by executive officers demonstrates a commitment to the long-term profitability of the Company and aligns management’s interest with those of stockholders. The Corporate Governance Committee is responsible for the development, oversight and monitoring of executive officer stock ownership guidelines. All of the named executive officers currently meet their applicable threshold guideline.
EXECUTIVE COMPENSATION
Summary Compensation Table. The following table provides information on compensation earned for the fiscal years ended December 31, 2009, 2008 and 2007 by the Chief Executive Officer, Chief Financial Officer, and three additional most highly compensated executive officers employed by the Company at year-end (collectively the “named executive officers”). In determining the individuals to be included in this table, we considered the roles and responsibilities, as well as total compensation (reduced by the change in pension value and nonqualified deferred compensation earnings), for all officers of the Company for the fiscal year ended December 31, 2009.
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2009 Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock		Incentive Plan	Compensation	All Other
	Year	Salary	Bonus(1)	Awards		Compensation	Earnings	Compensation	Total
		($)	($)	($)		($)(2)	($)(3),(4)	($)(5)	($)
John R. Schimkaitis(6)	2009	398,775	66,541	324,715	(7)	158,430	50,253	83,521	1,082,235
Chief Executive Officer	2008	386,250	0	649,630	(8)	138,154	174,352	129,311	1,477,697
and Director	2007	371,875	0	287,040	(9)	222,750	69,565	83,006	1,034,236

Michael P. McMasters(6)	2009	281,187	35,190	186,034	(7)	83,785	15,825	55,593	657,614
President and Chief Operating	2008	266,125	0	346,469	(8)	73,062	63,871	75,665	825,192
Officer and Director	2007	253,917	0	153,088	(9)	111,744	60,671	60,464	639,884

Stephen C. Thompson	2009	268,918	0	135,298	(7)	62,643	13,237	39,710	519,806
Senior Vice President	2008	260,500	0	270,679	(8)	59,833	45,361	54,080	690,453
	2007	250,917	0	119,600	(10)	60,000	59,769	35,716	526,002

Beth W. Cooper	2009	184,050	30,033	135,298	(7)	46,350	8,651	34,524	438,906
Senior Vice President, Chief	2008	169,167	0	216,543	(8)	39,690	9,525	41,060	475,985
Financial Officer and Corporate	2007	149,792	0	95,680	(9)	57,399	19,305	35,416	357,592
Secretary

Joseph Cummiskey	2009	150,000	0	0	(11)	239,267	658	33,672	423,597
Vice President

(1)	On February 24, 2010, one-time cash bonus awards were granted to three executive officers of the Company. The cash bonus awards were issued under the Company’s Cash Bonus Incentive Plan to the following executive officers: John R. Schimkaitis, $66,541; Michael P. McMasters, $35,190; and Beth W. Cooper, $19,467. In determining the amounts of the awards, the Compensation Committee authorized additional cash bonuses equal to the difference between what the officers would have earned under the Cash Bonus Incentive Plan based upon the Company’s standalone earnings per share (excluding FPU earnings post-merger as well as merger-related costs) and the Company’s actual earnings per share (including FPU’s post-merger earnings and merger-related costs). Mrs. Cooper was also granted an award of $10,566 for her efforts related to the merger. The merger between the Company and FPU was consummated on October 28, 2009.

(2)	Payment for performance was made in March of 2010, 2009 and 2008, respectively, under the Cash Bonus Incentive Plan.

(3)	The present value increased for each of Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper in the Pension Plan for 2007 and 2008. For 2009, the present value increased for each executive officer in the Pension Plan; however, a recent change in the Internal Revenue Service’s lump sum assumptions resulted in an increase in related interest rates which decreased present values. The net decrease in the present values for each executive officer was as follows: Mr. Schimkaitis $7,487, Mr. McMasters $4,601, Mr. Thompson $3,902, and Mrs. Cooper $906. The present value of the accrued pension benefits has been calculated using the same assumptions as for the FAS 158 disclosures, including the following discount rates: December 31, 2009 — 5.25%; December 31, 2008 — 5.25%; December 31, 2007 — 5.50%. Mr. Cummiskey joined the Company after December 31, 1998 and therefore was not eligible to participate in the Pension Plan.

The present value increased for each of Messrs. Schimkaitis, McMasters and Thompson in the Pension Supplemental Executive Retirement Plan from December 31, 2006 to December 31, 2007, and also from December 31, 2007 to December 31, 2008. For December 31, 2008 to December 31, 2009 present value decreased for each of Messrs. Schimkaitis and McMasters as a result of the increase in IRS lump sum interest rates as described above and the assumed lump sum benefit payout. The decrease in present value was as follows: Mr. Schimkaitis $6,786 and Mr. McMasters $1,141. Mr. Thompson’s present value was not impacted by the increase in interest rates since he elected a fifty percent Joint and Survivor Annuity payment form and as a result, his present value increased. Mrs. Cooper and Mr. Cummiskey do not participate in the Pension Supplemental Executive Retirement Plan.

(4)	Dividends on deferred stock units (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Compensation deferred under the nonqualified 401(k) Supplemental Executive Retirement Plan earned the returns by funds available at the time. For 2009, the funds are shown on page 34. The following reflects the above-market earnings for each applicable named executive officer for 2007: Mr. Schimkaitis $673; Mr. McMasters $0; Mr. Thompson $2,038; and Mrs. Cooper $0. For 2008, each executive officer’s interest on his or her deferred compensation was a negative amount and therefore not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. As the economy stabilized, each executive officer earned the following above-market interest on his or her deferred compensation for 2009: Mr. Schimkaitis $50,253; Mr. McMasters $15,824; Mr. Thompson $9,131; Mrs. Cooper $8,651; and Mr. Cummiskey $658. The above-market earnings can vary based upon the dollars under investment, the fund mix, and the funds’ results.

(5)	The following table includes payments that were made by the Company on behalf of the executive officers in 2007, 2008 and 2009. Mr. Cummiskey was promoted to Vice President of the Company in December of 2009.

										Dividends on
	Qualified and									shares earned for
	Nonqualified 401(k)			Term Life						the 2008-2009
	Plan Matching			Insurance						Performance
	Contributions			Premiums			Vehicle Allowance			Period
	($)			($)			($)			($)
	2007	2008	2009	2007	2008	2009	2007	2008	2009	2008
John R. Schimkaitis	64,425	73,080	64,431	848	825	750	17,733	14,078	18,340	41,328
Michael P. McMasters	34,825	39,676	33,160	845	825	750	24,794	13,122	21,683	22,042
Stephen C. Thompson	30,082	33,652	34,519	843	825	750	4,791	2,383	4,441	17,220
Beth W. Cooper	16,920	15,666	20,136	511	559	552	17,985	11,059	13,836	13,776
Joseph Cummiskey	0	0	17,775	0	0	450	0	0	15,447	0

Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper accrued dividends on the shares of common stock awarded to them for the 2008-2009 performance period. Such dividends were accrued on the same basis as dividends declared by the Board of Directors each calendar quarter during the years 2008 and 2009 and paid on the Company’s common stock. The actual cash dividend received by each named executive officer was determined based upon the number of shares of common stock earned and issued to the executive for such performance period. The cash dividend amount paid to Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper in 2010 for the 2008-2009 performance period is reflected in 2008, the year the share awards (on which the dividends were based) were granted by the Compensation Committee.

(6)	Mr. Schimkaitis received no additional compensation for serving as a director of the Company. Mr. McMasters did not serve on the Board in 2009. He is not entitled to any additional compensation for his services as a director.

(7)	For the 2009-2011 performance period, the Company calculated the aggregate grant date fair value of the performance-based awards (Growth in Long-Term Earnings and Earnings Performance) based on the estimated compensation cost on the grant date. We estimated that 125 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These awards have been recorded at the grant date fair value of $30.39 per share, which is based on the closing price on January 7, 2009, the grant date. The Company also evaluated the likelihood of earning the market-based award (Maximizing Stockholder Value) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total stockholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2009-2011 performance period, the performance share fair value of $26.38 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If the executive officers were to achieve the maximum award for the respective performance period, each award would be valued as follows: Mr. Schimkaitis $350,242; Mr. McMasters $200,660; Mr. Thompson $145,934; and Mrs. Cooper $145,934. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals.

(8)	For the 2008-2009 and 2008-2010 performance periods, the Company calculated the aggregate grant date fair value of the performance-based awards (Growth in Long-Term Earnings and Earnings Performance) based on the estimated compensation cost on the grant date. We estimated that 100 percent of the award is likely to be earned for these two components for the two performance periods. These awards have been recorded at the grant date fair value of $28.60 per share for both performance periods based upon the closing price on January 23, 2008, the grant date. The Company also evaluated the likelihood of earning the market-based award (Maximizing Stockholder Value) for each of these two performance periods. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total stockholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for these market-based awards of less than 40 percent for the 2008-2009 award, representing a 0 percent payout, and 55-60 percent for the 2008-2010 award, representing a 100 percent payout. For the 2008-2010 performance period, the performance share fair value of $25.37 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If the executives were to achieve the maximum award for the respective performance periods, each award would be calculated as follows: Mr. Schimkaitis $1,002,125; Mr. McMasters $534,467; Mr. Thompson $417,552; and Mrs. Cooper $334,042. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals.

In February of 2010, the Committee granted actual awards to Messrs. Schimkaitis, McMasters and Cooper for the 2008-2009 performance periods. The Committee determined that each executive officer achieved 125 percent and 125 percent of the Growth in Long-Term Earnings and Earnings Performance components of the award, respectively. No award was granted for the market-based component. The total value of the awards for the 2008-2009 performance period were as follows: Mr. Schimkaitis $510,720, Mr. McMasters $272,384, Mr. Thompson $212,800, and Mrs. Cooper $170,240. The awards are valued using $30.40, the average of the high and low stock price on February 24, 2010, the date the Board of Directors approved the awards.

(9)	On November 29, 2006, the Compensation Committee granted restricted stock awards to Messrs. Schimkaitis and McMasters, and Mrs. Cooper for the performance period January 1, 2007 through December 31, 2007. Each executive officer was entitled to receive 25 percent of the target award if the Company achieved performance goals relative to total return to stockholders as measured by the performance of the Company’s stock price (including the reinvestment of dividends) in relation to the average total return to stockholders for a pre-defined group of industry peers, 25 percent of the target award if pre-established strategic goals were achieved and 50 percent of the target award if the Company achieved a pre-established earnings per share target. These awards are valued using $29.90 the closing market price per share of the Company’s common stock on November 29, 2006. The Company estimated that on November 29, 2006, the likelihood of earning the award was 100 percent.

If the executive officers achieved the maximum award for the respective performance period, each award would have been valued as follows: Mr. Schimkaitis $322,920; Mr. McMasters $172,224; and Mrs. Cooper $107,640.

For 2007, the Committee determined that for Messrs. Schimkaitis and Mr. McMasters and Mrs. Cooper, the pre-established performance goals were achieved as follows: 25 percent of the target awards was earned based upon the Company’s actual return to stockholders, relative to the average return to stockholders for the pre-defined peer group; 21 percent of the target award associated with the achievement of pre-established strategic goals was achieved; and 50 percent of the target award was earned at the maximum level (125 percent of the 50 percent or 62.5 percent) based upon achieving the maximum earnings per share threshold. These shares were granted under our Performance Incentive Plan and are fully vested.

(10)	On November 29, 2006, the Compensation Committee granted an equity-incentive award to Mr. Thompson for the performance period January 1, 2007 through December 31, 2007. Mr. Thompson was entitled to receive 30 percent of the target award if the Company achieved performance goals relative to total return to stockholders as measured by the performance of stockholders for a pre-defined group of industry peers. Mr. Thompson was entitled to the remaining 70 percent of his target award if the Company’s natural gas segment achieved the established target average pre-tax return on investment for the three-year period of January 1, 2006 through December 31, 2008. The award is valued using $29.90 the closing market price per share of the Company’s common stock on November 29, 2006.

The number of actual performance shares earned ranges from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals. If Mr. Thompson achieved the maximum award for the respective performance period it would have been valued at $119,600.

For 2007, Mr. Thompson earned 30 percent of his target award as a result of the Company’s actual return to stockholders, relative to the average return to stockholders. As a result of the Compensation Committee’s decision to move to a multi-year, long-term performance plan, the Compensation Committee considered the actual performance for the January 1, 2006 through December 31, 2008 performance period on a pro-rata basis, for the two-year performance period January 1, 2006 through December 31, 2007. In regards to his earnings related target, Mr. Thompson earned 100 percent of the multi-year, long-term award for the pro-rata performance period.

(11)	Mr. Cummiskey was promoted to Vice President in December of 2009. To transition his participation into the long-term bonus program, the Committee approved, in January of 2010, two equity-based awards for Mr. Cummiskey. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2010 through December 31, 2012, and will include a target award of 3,200 shares.
Grants of Plan-Based Awards. The following table reflects, for each named executive officer, dollar amounts for annual cash incentive awards for the 2009 performance period. The table also reflects the number of restricted stock awards established by the Compensation Committee on January 7, 2009 for the 2009-2011 performance period. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award.
Grants of Plan-Based Awards

		Grant Date /
		Date of							Grant Date
		Compensation	Estimated Future Payouts			Estimated Future Payouts			Fair Value of
		Committee	Under Non-Equity			Under Equity			Stock
Name(1)	Plan	Action	Incentive Plan Awards(2)			Incentive Plan Awards(3)			Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum	($)
			($)	($)	($)	#	#	#
J. Schimkaitis	Cash Bonus Incentive Plan	1/7/2009	78,000	156,000	234,000				n/a
	2009-2011 Performance Incentive Plan Award	1/7/2009				4,800	9,600	12,000	$280,195

M. McMasters	Cash Bonus Incentive Plan	1/7/2009	41,250	82,500	123,750				n/a
	2009-2011 Performance Incentive Plan Award	1/7/2009				2,750	5,500	6,875	$160,529

S. Thompson	Cash Bonus Incentive Plan	1/7/2009	32,875	65,750	98,625				n/a
	2009-2011 Performance Incentive Plan Award	1/7/2009				2,000	4,000	5,000	$116,748

B. Cooper	Cash Bonus Incentive Plan	1/7/2009	22,500	45,000	67,500				n/a
	2009-2011 Performance Incentive Plan Award	1/7/2009				2,000	4,000	5,000	$116,748

(1)	Mr. Cummiskey was promoted to Vice President in December of 2009. Prior to being designated as a named executive officer, Mr. Cummiskey’s annual cash bonus was established by the Chief Operating Officer. Mr. Cummiskey will earn his cash incentive upon the successful attainment of his pre-established individual goals, and the extent to which he achieves a pre-tax, pre-interest operating income target for the Company’s unregulated energy operations. Mr. Cummiskey is also entitled to receive ten percent of the pre-tax, pre-interest operating income target that is in excess of a pre-established target for the Company’s Delmarva propane operations. In addition, Mr. Cummiskey is entitled to receive ten percent of the actual excess gross margin budget for the results on the Delmarva Peninsula generated by the Company’s subsidiary that offers natural gas supply and supply management services.

To transition his participation into the long-term bonus program, the Compensation Committee approved, in January of 2010, two equity-based awards for Mr. Cummiskey. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2010 through December 31, 2012, and will include a target award of 3,200 shares.

(2)	These columns show the range of payouts targeted for 2009 performance under the Cash Bonus Incentive Plan as described under Cash Incentives in the Compensation Discussion and Analysis. The Threshold, Target and Maximum represent 50%, 100% and 150%, respectively, of the bonus opportunity. The payout opportunity range is 0 percent to 150 percent.

(3)	These columns show the range of payouts targeted for the 2009-2011 performance period as described under Equity Incentives in the Compensation Discussion and Analysis. The Threshold, Target and Maximum represent 50%, 100% and 125%, respectively, of the bonus opportunity. The payout opportunity range is 0 percent to 125 percent.

(4)	The value of the 2009-2011 award for the market based component (30%) and the performance based components (70%) issued on January 7, 2009 under our Performance Incentive Plan is based on the price of $26.38 and $30.39, respectively.
Outstanding Equity Awards. The following table shows outstanding equity awards for each named executive officer at December 31, 2009. These awards are described under Equity Incentives in the Compensation Discussion and Analysis.
Outstanding Equity Awards at Fiscal Year-End 2009

	Stock Awards(2),(3)
	Equity Incentive Plan Awards: Number of	Equity Incentive Plan Awards: Market or
	Unearned Shares, Units or Other Rights	Payout Value of Unearned Shares, Units, or
Executive Officer(1)	That Have Not Vested(4)	Other Rights That Have not Vested(5)
	(#)	($)
John R. Schimkaitis	19,200	615,360
Michael P. McMasters	10,620	340,371
Stephen C. Thompson	8,000	256,400
Beth W. Cooper	7,200	230,760

(1)	Mr. Cummiskey was promoted to Vice President of the Company in December of 2009. To transition his participation into a long-term bonus program, the Compensation Committee approved, in January of 2010, two equity-based awards for Mr. Cummiskey. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2010 through December 31, 2012, and will include a target award of 3,200 shares.

(2)	No awards have been transferred.

(3)	The stock awards for the 2008-2010 and the 2009-2011 performance periods were established by the Compensation Committee on January 23, 2008 and January 7, 2009, respectively.

(4)	The share amount shown represents the target award levels.

(5)	The market value represents the unearned shares multiplied by $32.05, the closing market price per share of the Company’s common stock on December 31, 2009. These shares will be earned to the extent that certain performance targets are achieved for the award period January 1, 2008 through December 31, 2010, and January 1, 2009 through December 31, 2011. The award levels for 2009-2011 performance period are shown above in the Grants of Plan-Based Awards Table.

Stock Vested During 2009. The Compensation Committee has historically established equity awards in the month of November of the year that precedes the beginning of the performance period for which the awards apply. In February of the year succeeding the respective award year, the Compensation Committee reviews, and if appropriate, approves the awards to be issued. There were no grants made in November of 2007 for the 2008 performance period to be issued in February of 2009 because the Compensation Committee was in the process of designing a new multi-year, long-term performance plan. To transition to the long-term performance plan, in January of 2008, the Compensation Committee made a grant for the 2008-2009 performance period that equates to double the traditional annual award amount, to transition the Company to a long-term compensatory agreement beyond one year. In February of 2010, the Compensation Committee determined that for Messrs. Schimkaitis, McMasters, Thompson and Mrs. Cooper, the pre-established performance goals for the 2008-2009 performance period were achieved as follows: i) as of December 31, 2009 the Company’s total shareholder return put the Company at the 34th percentile of the Edward Jones Distribution Group, thus resulting in no payout; ii) as of September 30, 2009, the Company’s total capital expenditures as a percent of total capitalization put the Company at the 95th percentile of the Edward Jones Distribution Group, thus resulting in a payout that is 125 percent of the target; and iii) as of December 31, 2009, the Company’s return on average equity was 11 percent, thus resulting in a payout that is 125 percent of the target.

	Stock Vested During 2009
	Number of Shares Acquired during the most recent fiscal
	year upon the vesting of restricted stock(1)	Value Realized on Vesting(2)
	(#)	($)
John R. Schimkaitis	16,800	510,720
Michael P. McMasters	8,960	272,384
Stephen C. Thompson	7,000	212,800
Beth W. Cooper	5,600	170,240

(1)	The shares awarded and corresponding value realized, reflect shares received in February of 2010 by each named executive officer pursuant to the Performance Incentive Plan for the performance period January 1, 2008 to December 31, 2009.

(2)	The value realized represents the shares vested multiplied by $30.40, the average of the high and low stock price on February 24, 2010.
Pension Plan. We maintain a tax-qualified defined benefit Pension Plan that was previously available to all eligible employees; however, as of December 31, 1998, no new participants were permitted to participate in the Pension Plan. The Pension Plan was also amended to allow all participants as of that date to make a one-time election to either (i) continue participation in the Pension Plan; or (ii) leave the Pension Plan and receive their vested benefit and an increase in the rate of matching contributions by the Company in our existing qualified 401(k) Retirement Savings Plan. Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper elected to continue to participate in the Pension Plan. Mr. Cummiskey joined the Company after December 31, 1998 and therefore was not eligible to participate in the Pension Plan. As of December 31, 1998, all benefits not paid out under the Pension Plan were 100 percent vested.
Effective January 1, 1995, we adopted a nonqualified Supplemental Executive Retirement Plan to pay pension benefits that are earned, pursuant to the Pension Plan, but not payable due to limits imposed by the Internal Revenue Service. The Internal Revenue Code, generally limits the annual benefits that may be paid under the Pension Plan and limits the amount of annual compensation that may be taken into account in determining final average earnings as described below.
Effective January 1, 2005, the Pension Plan and the Supplemental Executive Retirement Plan were each amended to (i) freeze any further benefit accruals after December 31, 2004 and (ii) increase the years of credited service for each participant by the lesser of (a) two years or (b) such additional credited service as would increase the participant’s years of credited service to 35. Because the Pension Plan is now frozen, the annual benefits that may be paid and the amount of annual compensation that will be considered in connection with the Supplemental Executive Retirement Plan provided to Messrs. Schimkaitis, McMasters and Thompson are based on limitations for 2004 which are $165,000 and $205,000, respectively. Mr. Cummiskey and Mrs. Cooper do not participate in the Supplemental Executive Retirement Plan. The liability and expense for this Plan is discussed in our Annual Report on Form 10-K (Note M) for the year ended December 31, 2009.

The following table sets forth the actuarial present value of each named executive officer’s total accumulated benefit under the Pension Plan and Supplemental Executive Retirement Plan. Because the Plans were frozen effective January 1, 2005, the calculation of benefits will be based on average earnings for the highest five consecutive years of the ten years ended December 31, 2004. Changes in participants’ earnings after 2004 will not affect their Pension Plan benefits. Compensation (salary and cash incentive) for 2004 used to compute final average earnings was as follows: Mr. Schimkaitis $439,470; Mr. McMasters $293,565; Mr. Thompson $273,815; and Mrs. Cooper $116,342. The valuation methodology and material actuarial assumptions, including the interest rate and mortality table, used in the calculation of the present value of the benefits under these Plans as shown in the table are described in detail in the Note “Employee Benefit Plans” in our Annual Report on Form 10-K (Note M) for the year ended December 31, 2009. Benefits from the Pension Plan are paid from the Pension Plan’s trust, which is funded solely by the Company. The Supplemental Executive Retirement Plan is unfunded, but is required to be funded in the event of a change in control of the Company.
2009 Pension Benefits

			Present Value of	Payments during
		Number of Years	Accumulated	the Last Fiscal
Name	Plan Name	Credited Service(1)	Benefits	Year
		(#)	($)	($)
John R. Schimkaitis	Pension Plan	23	734,418	0
	Supplemental Executive Retirement Plan	23	665,684	0

Michael P. McMasters	Pension Plan	25	451,355	0
	Supplemental Executive Retirement Plan	25	111,987	0

Stephen C. Thompson	Pension Plan	24	382,818	0
	Supplemental Executive Retirement Plan	24	82,371	0

Beth W. Cooper	Pension Plan	17	88,911	0

(1)	On January 1, 2005 each employee participating in the Pension Plan was credited an additional two years of service as described above. Since the Pension Plan is now frozen, service on or after January 1, 2005 will not affect the benefits available to any participants in the Pension Plan. Due to the additional two years of credited service, the monthly accrued benefit payable at normal retirement age from the Pension Plan increased as follows: Mr. Schimkaitis, $540.34; Mr. McMasters, $522.46; Mr. Thompson, $520.47; and Mrs. Cooper, $236.42. The monthly accrued benefits at normal retirement age under the Supplemental Executive Retirement Plan increased as follows: Mr. Schimkaitis, $489.77; Mr. McMasters, $129.63; and Mr. Thompson, $117.44.
Under the Pension Plan, participants are entitled to receive benefits based upon final average earnings and credited years of service. Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper have each been employed with the Company for more than five years. The final average earnings for these executive officers is based on the average adjusted W-2 earnings for the five consecutive calendar years of the ten calendar years of employment prior to January 1, 2005, that produce the highest average. The accrued monthly benefit for each named executive officer is determined by calculating one-twelfth of the annual amount of (i) plus (ii), multiplied by (iii):
(i)	1.3 percent of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements)
(ii)	0.625 percent of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements) in excess of Covered Compensation, as defined by the Internal Revenue Service

(iii)	Credited years of service (but not more than 35 years)
A participant may receive all of his or her retirement benefits under the Pension Plan at age 65. A participant may, however, elect to receive a reduced early retirement benefit beginning at age 55. If a participant elected to receive the early retirement benefit, he or she would receive the normal retirement benefit that would have been received at age 65 reduced by one-fifteenth for each of the first five years, and one-thirtieth for each of the next five years by which the annuity start date precedes the normal retirement date. Currently, Mr. Schimkaitis is the only named executive officer eligible to retire and receive early retirement benefits under the Pension Plan; however, he does not intend to exercise these benefits at this time. If Mr. Schimkaitis had retired on December 31, 2009, his monthly early retirement pension payment under the Pension Plan would have been $5,065.67 and his payment under the Supplemental Executive Retirement Plan would have been $4,591.58. Mr. Schimkaitis would receive monthly normal retirement pension payments commencing at age 65 of $6,078.80 under the Pension Plan and $5,509.89 under the Supplemental Executive Retirement Plan.

Each named executive officer would normally receive his or her benefits in the form of a joint and survivor annuity. Alternatively, if the participant elects to waive the joint and survivor annuity, he or she could elect to receive benefits in any of the following forms: (i) a life annuity ceasing upon death; (ii) an annuity for ten years certain and for life; (iii) a joint and survivor annuity payable for the life of the participant and continued upon his or her death for the life of his or her surviving beneficiary, with the beneficiary’s monthly benefit to being either 50 percent, 66-2/3 percent, or 100 percent (as elected by the participant) of the benefit paid or payable for each month for life; or (iv) in a lump sum. In December of 2008, the Compensation Committee amended the Supplemental Executive Retirement Plan to allow participants to elect a lump sum payment and to also add the other optional forms of benefit payments currently available under the qualified Pension Plan. Benefits under the qualified Pension Plan are not subject to any deduction for Social Security or other offset amounts. The Pension Plan also includes provisions for benefits that the participant’s beneficiary or spouse would be entitled to in the event of death or disability.
Nonqualified Deferred Compensation. We maintain two programs, the Deferred Compensation Plan and the 401(k) Supplemental Executive Retirement Plan, that allow for the deferral of certain income taxes on compensation. Messrs. Schimkaitis, McMasters and Mrs. Cooper participate in the Deferred Compensation Plan. All of the named executive officers participate in the nonqualified 401(k) Supplemental Executive Retirement Plan. The following table reflects the aggregate balance of nonqualified deferred compensation for each executive officer.
Nonqualified Deferred Compensation for the 2009 Fiscal Year

	Executive Contributions	Registrant Contributions	Aggregate Earnings	Aggregate Withdrawals /	Aggregate Balance
	in 2009	in 2009(1)	in 2009(2),(3)	Distributions in 2009(4)	at December 31, 2009
	($)	($)	($)	($)	($)
John R. Schimkaitis	17,457	34,914	102,055	(835,574)	403,383
Michael P. McMasters	4,207	7,363	62,918	(18,668)	889,118
Stephen C. Thompson	19,686	8,725	17,656	0	196,884
Beth W. Cooper	2,246	2,086	(5,151)	(59,530)	52,120
Joseph Cummiskey	11,250	2,813	855	0	14,918

(1)	The Registrant Contributions in 2009 column represents the Company’s matching contributions associated with the nonqualified 401(k) Supplemental Executive Retirement Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table. The nonqualified 401(k) Supplemental Executive Retirement Plan is discussed in more detail below.

(2)	The funds available under the nonqualified 401(k) Supplemental Executive Retirement Plan and their annual rate of return for the calendar year ended December 31, 2009, as reported by the administrator of the 401(k) Supplemental Executive Retirement Plan are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
BlackRock Money Market	0.18%	T. Rowe Price Retirement 2020	33.41%
Investment Co. of America	27.18%	T. Rowe Price Retirement 2030	37.43%
EuroPacific Growth Fund	39.10%	T. Rowe Price Retirement 2040	38.44%
Growth Fund of America	34.48%	T. Rowe Price Retirement Income	21.59%
Federated Mid-Cap Index	36.93%	T. Rowe Price Retirement 2050	38.36%
BlackRock Interm Government Class A	3.50%	American Century Small Cap Value Inv	38.75%
BlackRock Total Return II CI A	14.14%	BlackRock Total Return II	14.03%
AIM Small Cap Growth	34.52%	BlackRock Intermediate Government Bond	3.63%
American Balanced Fund	21.08%	T. Rowe Equity Income Adv	25.40%
Fidelity Spartan US Equity Index Fund	26.51%	T. Rowe Mid Cap Value Adv	46.42%
Federated Kaufmann	29.68%	T. Rowe Retirement 2010 Adv	27.60%
Calvert Income	16.42%	T. Rowe Retirement 2020 Adv	33.77%
American Century Small Cap Value	38.55%	T. Rowe Retirement 2030 Adv	37.74%
American Capital World Growth & Income	32.25%	T. Rowe Retirement 2040 Adv	38.79%
T. Rowe Price Equity Income	25.04%	T. Rowe Retirement 2050 Adv	38.72%
T. Rowe Price Mid Cap Value	46.00%	T. Rowe Retirement Income Adv	21.87%
T. Rowe Price Retirement 2010	27.36%

(3)	Dividends on deferred stock units in the Deferred Compensation Plan are paid at the same rate as dividends on shares of the Company’s common stock. No annual bonus compensation under the Cash Bonus Incentive Plan has been deferred by the executive officers.

(4)	In 2009, Messrs. Schimkaitis, McMasters and Mrs. Cooper each received a distribution in accordance with a previously executed deferral election made under the Company’s Deferred Compensation Program.
Those amounts, as well as similar awards reported in the Summary Compensation Tables in prior years and matching contributions into the Company’s 401(k) Supplemental Executive Retirement Plan previously reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2009 column and quantified below:

	Amount included in both Nonqualified Deferred	Amount included in both Nonqualified Deferred
	Compensation Table and 2009	Compensation Table and Previously Reported in Prior
	Summary Compensation Table	Years’ Summary Compensation Tables
	($)	($)
John R. Schimkaitis	102,624	530,474
Michael P. McMasters	27,394	600,389
Stephen C. Thompson	37,542	76,349
Beth W. Cooper	12,983	89,087
Joseph Cummiskey	14,721	0
Deferred Compensation Plan. Participants may elect to defer any percentage of their eligible compensation under the Deferred Compensation Plan, including performance-based compensation (as further defined in the Plan document). Performance-based shares are awarded pursuant to our Performance Incentive Plan depending on the extent to which pre-established performance goals are met. Participants are entitled to deferred stock units on the deferred performance-based shares, to the extent earned. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company’s common stock. These dividends are then reinvested into additional deferred stock units. The deferred stock units will then be settled on a one-for-one basis in shares of the Company’s common stock.
Also under the Deferred Compensation Plan, a named executive officer may elect to defer any or all of his or her annual bonus compensation granted under the Cash Bonus Incentive Plan. Participants will receive earnings on deferred bonus compensation based on their selection of one or more indices. The indices were previously selected by the Compensation Committee. The deferred compensation will earn the applicable investment return(s) or loss(es) that it would have earned if the dollars had actually been invested in the funds.
In order to participate in the Deferred Compensation Plan, executive officers are required to submit their written form of election to the Compensation Committee prior to the beginning of the year for which the compensation will be earned. The executive officer must indicate on the form whether he or she would like to receive the deferred compensation upon: (i) separation from service, (ii) a fixed future date, or (iii) the earlier or later of the separation from service or a fixed future date. The executive officer must also indicate whether he or she would like to receive the deferred compensation in: (i) a lump sum, (ii) five annual installments, or (iii) ten annual installments. In the event that the executive officer chooses to receive the deferred compensation in five or ten annual installments, the amount of the initial installment shall be the total amount deferred by the executive officer, divided by five or ten, as elected. Subsequent installments will each equal the remaining amount deferred divided by the outstanding number of installments. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Internal Revenue Code Section 409A and procedures established by the Compensation Committee. Also in accordance with Section 409A, certain officers will not be entitled to receive any payments until six months after his or her date of separation except under certain circumstances. For example, payments to the executive officers may be accelerated according to the terms of the Deferred Compensation Plan, in the event of death, disability, change in control, or an unforeseeable emergency. Executive officers will be individually responsible for any tax obligations related to deferring compensation under the Deferred Compensation Plan. Distributions of deferrals of annual bonus compensation will be paid in cash, while distributions of deferrals of performance and non-performance shares will be paid in common stock

Nonqualified 401(k) Supplemental Executive Retirement Plan. Participants in the nonqualified 401(k) Supplemental Executive Retirement Plan may elect to contribute a specified percentage of their compensation to the Plan. The participant may also contribute any amount that exceeds the maximum contribution permitted under the Company’s qualified 401(k) Retirement Savings Plan. Participants may allocate their contributions and the Company’s matching contributions on these deferral amounts to one or more investment funds that mirror the various investment funds available under the Company’s qualified 401(k) Retirement Savings Plan.
At the time a participant elects to defer compensation in the nonqualified 401(k) Supplemental Executive Retirement Plan, the participant makes a corresponding distribution election. A participant may elect to receive the funds from his or her account upon separation from service. If a participant elects this form of payment, he or she would not be entitled to receive any payments until six months after his or her date of separation, unless the separation was a result of death or disability. A participant may also elect to receive funds on a fixed future date, or the earlier or later of the separation from service or a fixed future date. In all elections, a participant may request such funds to be paid in a lump sum, or five or ten annual installments. The amount of each installment, if elected, shall be equal to the value of the deferred amounts at the time each such payment is to be made, divided by the number of remaining installments.
Termination Provisions. On December 31, 2009, the Company entered into new employment agreements with Messrs. Schimkaitis, McMasters, Thompson, Cummiskey and Mrs. Cooper. These agreements provide for certain benefits if an executive officer’s employment with us is voluntarily or involuntarily terminated. Each employment agreement became effective on January 1, 2010. With the exception of Mr. Cummiskey, the employment agreements for each executive officer replace a substantially similar three-year employment agreement that expired on that same day. Mr. Cummiskey’s agreement superseded his previous employment agreement and is similar in form to the employment agreements for Messrs. Schimkaitis, McMasters, Thompson and Mrs. Cooper.
In December of 2009, the Compensation Committee approved the inclusion of a clawback provision in each named executive officer’s employment agreement. Under the clawback provision, all or any portion of an incentive award under the cash incentive and equity incentive plans or any future arrangement established by the Company is subject to repayment by the executive, if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate. If the Compensation Committee determines that the executive officer engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to one year after the date of payment of each award. The right of recovery of payments automatically terminates upon a change in control except with respect to any right of recovery that has been asserted prior to such change in control.
Absent a change in control, each executive officer, under his or her agreement, is entitled to receive annually base compensation, which may be increased from time to time. The executive officer’s compensation may also be decreased provided that the decrease is made on a good faith basis and with reasonable justification. In addition, executive officers are entitled to participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company; all on a basis that is commensurate with his or her position and no less favorable than those generally applicable or made available to other executives of the Company.
All of the employment agreements include provisions that protect our goodwill and other business interests. These provisions are effective during the time that the executive officer is employed with us and after termination of the agreement. These provisions relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after an executive officer terminates employment with us. If the executive officer resigns for certain acts of the Company after a change in control, these provisions would remain effective for fifteen months after the resignation. If any of these provisions are violated, payments to the executive officer would not be reduced; however, the Company would be entitled to seek appropriate legal remedies.

Without Good Reason or Cause; Death. Generally, when the Company, acting in good faith, decreases an executive officer’s position or compensation, the executive officer may terminate his or her employment for “good reason.” This may not be related to a company-wide compensation reduction. In addition, the Company may terminate the executive officer “without cause.” This means that the executive’s termination was not related to a crime involving moral turpitude, theft from the Company, violation of non-competition or confidentiality obligations, or, following a cure period, gross negligence in fulfilling his or her responsibilities. Pursuant to his or her respective employment agreement, if an executive officer’s employment was terminated for “good reason” by the officer, “without cause” by the Company or as a result of death, the executive officer (or the estate) would receive severance benefits equal to one year of his or her base salary. Based upon a hypothetical termination date of December 31, 2009 under any one of these scenarios, the severance benefits for our executive officers would have been as follows: John R. Schimkaitis $401,700; Michael P. McMasters $283,250; Stephen C. Thompson $270,890; Beth W. Cooper $185,400; Joseph Cummiskey $160,000.
Change in Control. The employment agreements include provisions that are designed to help retain the executive officers in the event of a change in control of the Company. The Board of Directors believes that these provisions are appropriate to address the uncertainties and potential distractions resulting from any threatened or actual change in control. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board of Directors, the acquisition of ownership of our stock, or the acquisition of significant assets from the Company.
If an executive officer’s employment was terminated, after a change in control, by the executive officer for “good reason” or by the Company “without cause,” as described above, he or she would be entitled to receive a single lump sum payment in cash based on the sum of the following:
•	Current monthly base compensation, adjusted annually by the Consumer Price Index as described below, multiplied by 36 (multiplied by 24 for Mr. Cummiskey and Mrs. Cooper)
•	Average of the cash and equity incentive awards paid over the prior three calendar years, multiplied by three (multiplied by two for Mr. Cummiskey and Mrs. Cooper)
•	Payment equal to the value of the benefits foregone over 36 months (over 24 months for Mr. Cummiskey and Mrs. Cooper) as a result of the termination, including the present value of additional Company contributions that would have been made to savings and deferred compensation plans over the period
Each executive officer’s base compensation would increase annually on the anniversary of the execution of the employment agreement. This increase would be no less than his or her current base compensation multiplied by the increase in the preceding calendar year of the Consumer Price Index, an index published by the U.S. Bureau of Labor Statistics. In no event would an executive officer’s base compensation be decreased. Each executive officer would continue to receive health and other insurance benefits for the remainder of the term of his or her employment agreement. All unearned equity compensation is also immediately earned at the maximum level. In addition, each executive officer would receive any benefits that he or she otherwise would have been entitled to receive under our 401(k) Retirement Savings Plan and 401(k) Supplemental Executive Retirement Savings Plan, as of the date of termination, although these benefits are not increased.
The total severance amount payable to an executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. As a result, no excise tax would be levied on the executive officer nor would there be any loss of tax deductibility to us as a result of making the severance payment to the executive officer. If the severance as computed exceeds this limitation, the amount payable will be unilaterally reduced to the amount necessary to avoid exceeding the limitations under Internal Revenue Code Section 280G.

Based upon a hypothetical termination date of December 31, 2009, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $32.05, the closing market price per share of our common stock on December 31, 2009, would have been as follows:

	John R.	Michael P.	Stephen C.	Beth W.	Joseph
	Schimkaitis	McMasters	Thompson	Cooper	Cummiskey
	($)	($)	($)	($)	($)
Base Salary (Based upon severance multiple)	1,205,100	849,750	812,670	370,800	320,000
Annual Cash Bonus (Based upon severance multiple)(1)	615,721	315,794	176,990	107,346	134,940
Equity Incentive Compensation (Based upon severance multiple)(2)	506,384	270,081	178,838	112,536	0
Healthcare and other insurance benefits(3)	41,646	40,655	40,440	22,037	21,033
Retirement Plan benefits(4)	218,499	122,382	103,914	43,033	40,945
Unpaid Equity Incentive Compensation(5)	1,538,400	835,704	641,000	544,850	0

Total	4,125,750	2,434,366	1,953,852	1,200,602	516,918
Reduced by IRC 280G Limit(6)	1,565,522	1,301,457	872,827	576,205	54,126

Net Amount Payable to Executive	2,560,228	1,132,909	1,081,025	624,397	462,792

(1)	For each executive officer, the average of the cash incentives under the Cash Bonus Incentive Plan for the fiscal years 2006-2008, multiplied by the respective severance multiple. In addition, each executive officer is entitled to receive his or her applicable annual cash bonus that was earned in 2009 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	For each executive officer, represents the average of the equity incentives under the Performance Incentive Plan for the fiscal years 2006-2008, multiplied by the respective severance multiple.

(3)	Based upon the expected healthcare cost per employee for 2009, as provided by the Company’s administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.

(4)	Based upon the respective matching contribution levels forgone for each respective executive officer (based upon age and years of service) under the Company’s qualified 401(k) Retirement Savings Plan and nonqualified 401(k) Supplemental Executive Retirement Savings Plan.

(5)	These represent the maximum awards under the 2008-2009, 2008-2010, and 2009-2011 performance periods, valued at the year-end closing price.

(6)	The total severance amount payable to an executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. Pursuant to Section 280G, this amount is calculated by multiplying three times the five-year average of the executive officer’s W-2 compensation.
Upon a change in control, each executive officer would be entitled to receive the amounts deferred under the Deferred Compensation Plan, in the form of a lump sum payment. Under the 401(k) Supplemental Executive Retirement Plan, each executive officer would likewise be entitled to a lump sum payment equal to the value in his or her account upon a change in control.
In accordance with the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, each executive officer’s agreement provides that if a separation from service occurs: (i) within two years of a change in control, benefits will be paid in a lump sum, or (ii) more than two years after the change in control, the benefits will be paid in equal installments over a one year period. In addition, each agreement provides that benefits paid upon a separation from service will be subject to a six-month delay in the commencement of payment if required by Section 409A. The executive will pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Richard Bernstein, Chairman, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan serve as members of the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is solely independent of the Company as required by the NYSE listing standards. No member of the Compensation Committee, at any time, has been employed by the Company, or been a participant in a related party transaction with the Company.
There were no Compensation Committee interlocks or insider (employee) participation during 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides the number of shares of our common stock beneficially owned as of March 15, 2010 by each director, by each executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors and executive officers as a group. The table shows shares held in the qualified 401(k) Retirement Savings Plan, deferred stock units credited under the Deferred Compensation Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. There have been no shares of our common stock pledged as security by a director, executive officer, or all directors and executive officers as a group. The table also provides information for each other person known to us to beneficially own five percent or more of our common stock.
Beneficial Ownership as of March 15, 2010

	Qualified 401(k)	Deferred	Total Shares
	Retirement Savings	Compensation	Owned	Percent of
Name of Beneficial Owner	Plan	Plan(1)	Beneficially(2),(3)	Class
Ralph J. Adkins	—	—	59,648	*
Eugene H. Bayard	—	—	11,433
Richard Bernstein	—	—	38,845	*
Thomas J. Bresnan	—	2,730	6,480	*
Beth W. Cooper	5,627	—	13,935	*
Joseph Cummiskey	1,335	—	1,335	*
Thomas P. Hill, Jr.	—	—	4,908	*
Dennis S. Hudson, III	—	—	1,488	*
Paul L. Maddock, Jr.	—	—	18,286	*
J. Peter Martin	—	—	10,200	*
Michael P. McMasters	10,155	23,967	47,018	*
Joseph E. Moore	—	2,037	10,173	*
Calvert A. Morgan, Jr.	—	—	17,450	*
Dianna F. Morgan	—	—	1,105	*
John R. Schimkaitis	15,472	—	85,856	*
Stephen C. Thompson	11,298	—	31,368	*
Executive Officers and Directors as a Group	43,887	28,734	359,528	3.81%

* Less than one percent.

Name of Investment Advisor
BlackRock, Inc.(4)	—	—	536,144
40 East 52nd Street New York, NY 10022

(1)	The Deferred Compensation Plan enables non-employee directors to defer all or a portion of their meeting fees and annual retainers on a pre-tax basis. The named executive officers can also defer cash incentives and equity incentives on a pre-tax basis under the Deferred Compensation Plan. See the descriptions of the Deferred Compensation Plan on pages 18 and 35.

(2)	Unless otherwise indicated in a footnote, each director or executive officer possesses sole voting and sole investment power with respect to his or her shares shown in the table. No director or executive officer owns more than one percent of the outstanding common stock of the Company. All directors and executive officers as a group own 3.81 percent of the Company’s outstanding shares.

(3)	Voting rights are shared with spouses in certain accounts for Thomas J. Bresnan (3,750 shares), Beth W. Cooper (970 shares) and Calvert A. Morgan, Jr. (6,750 shares). Independent accounts are held by the spouses of Ralph J. Adkins (3,155 shares), Thomas P. Hill, Jr. (2,178 shares) and Michael P. McMasters (30 shares).

(4)	According to their report on Schedule 13G, as of December 31, 2009, BlackRock, Inc. (“BlackRock”) was deemed to beneficially own 536,144 shares, or 5.71 percent, of our common stock. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G, BlackRock had sole power to vote 536,144 shares and sole power to dispose of 536,144 shares. BlackRock’s Schedule 13G, as filed with the Securities and Exchange Commission, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plans. The following table sets forth the remaining number of shares authorized for issuance under the equity compensation plans of the Company as of December 31, 2009 which were approved by the stockholders:

Number of Securities
Remaining Available for
Equity Compensation Plans	Future Issuance under
Approved by Stockholders	Equity Compensation Plans

2005 Performance Incentive Plan	371,293
2005 Directors Stock Compensation Plan	44,115
2005 Employee Stock Award Plan	23,850

Total	439,258
There are no equity plans that were not previously approved by the Company’s stockholders.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors hereby provides the following report with respect to the Company’s audited financial statements for the year ended December 31, 2009.
The Audit Committee has reviewed and discussed the Company’s audited financial statements with the management of the Company. The Audit Committee has discussed with ParenteBeard, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received the written disclosures and the letter from ParenteBeard required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of ParenteBeard, and has discussed with ParenteBeard its independence. Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in our Summary Annual Report, as well as our Annual Report on Form 10-K, for the year ended December 31, 2009.
The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.
THE AUDIT COMMITTEE
Thomas J. Bresnan (Chairman)
Thomas P. Hill, Jr.
Dennis S. Hudson, III
J. Peter Martin
FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On October 1, 2009, ParenteBeard was appointed by the Audit Committee as the Company’s independent registered public accounting firm for the year ended December 31, 2009. As described under the section “Ratification of Independent Registered Public Accounting Firm” the Company’s previous independent registered public accounting firm, Beard Miller, resigned as auditors of the Company when they combined their firm with ParenteBeard.

Audit Fees. The aggregate fees billed to the Company and its subsidiaries by ParenteBeard and Beard Miller in 2009 and 2008 totaled $688,000 and $477,000, respectively. These fees were all related to professional services rendered by ParenteBeard and Beard Miller in conjunction with the audits of our financial statements included in our Annual Report on Form 10-K; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; and the audits of internal control over financial reporting. The increase in audit fees in 2009 is primarily due to the acquisition of FPU in 2009.
Beard Miller also performed services in conjunction with the accountants’ consents and comfort letters associated with the registration statement filed in December of 2008 to re-register the remaining authorized, but unissued, shares of common stock reserved under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan. The fees related to these services were approximately $10,000 for Beard Miller and are included in the aggregate amounts billed above. In addition, the Company engaged Beard Miller in 2008 to provide services in connection with a comment letter received from the Securities and Exchange Commission. The aggregate fees billed for this service were $10,514. These fees are included in the $477,000 total amount.
Audit-Related Fees. The Company engaged Parente Beard and Beard Miller in 2009 and 2008, respectively, to perform annual audits on our benefit plans. The audits covered the plan periods of January 1, 2008 through December 31, 2008 and January 1, 2007 through December 31, 2007. Additionally, they were engaged to perform due diligence reviews related to acquisitions and potential acquisitions, accounting consultations and audits in connection with acquisitions. The aggregate fees billed for audit-related services were $148,868 and $56,435 for 2009 and 2008, respectively. The increase for 2009 was related primarily to due diligence, accounting consultations and audits in connection with the acquisition of FPU.
Tax Fees. The Company did not engage ParenteBeard or Beard Miller to provide any tax services in 2009 or 2008.
All Other Fees. The Company did not engage ParenteBeard or Beard Miller to provide any services in 2009 or 2008 other than those identified above.
Audit Committee’s Pre-Approval Policies and Procedures. Under the policy adopted by the Audit Committee, all audit and non-audit services provided to the Company by its independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee approved 100 percent of all audit and non-audit services provided to the Company. The Audit Committee has delegated to the Chairman of the Audit Committee (and may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. Any approvals granted pursuant to delegated authority must be reported to the Audit Committee at the next regularly scheduled meeting.
SUBMISSION OF STOCKHOLDER PROPOSALS
In order to be considered for inclusion in our Proxy Statement for the Annual Meeting to be held in 2011, stockholder proposals must be submitted in writing and received at our principal executive offices on or before November 30, 2010. Written proposals should be directed to the following: Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.
Under the Company’s Bylaws, as amended on December 11, 2008, a stockholder wishing to bring an item of business before an annual meeting of stockholders must provide timely notice in writing to the Corporate Secretary of the Company. To be timely, the stockholder’s notice must be received by the Company at its principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting. The Company’s Bylaws also provide for certain requirements in the event our annual meeting is more than 30 days before or more than 60 days after such anniversary date. A stockholder’s notice to the Corporate Secretary must contain the information set forth in the Company’s Bylaws. This information includes, but is not limited to, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in the Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. The stockholder is also required to include a representation as to the accuracy of the information that is being provided. With respect to stockholder proposals for director nominees, please see the additional requirements set forth under DIRECTOR NOMINATION PROCESS on page 12 herein.

HOUSEHOLDING RULES
Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to deliver single copies of proxy statements and annual reports to two or more stockholders that share the same address, if the stockholders at the address have the same last name or the broker or bank reasonably believes that the stockholders are members of the same family. If a stockholder who holds shares through a broker or bank, received from the broker or bank, a notice stating that the broker or bank intends to send only one copy of such material to the stockholder’s household, and none of the members of the household objected, they are deemed to have consented to this arrangement. A stockholder who, in accordance with these rules, received only a single copy of this Proxy Statement or the 2009 Annual Report and would like to receive a separate copy of these materials, or separate copies of future proxy statements and annual reports, should submit a written or oral request to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275.
Stockholders sharing the same address who hold shares through a broker or bank and who are receiving multiple copies of our proxy statements and annual reports may request a single copy by contacting their broker or bank.
ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K
THE COMPANY FILED ITS ANNUAL REPORT ON FORM 10-K FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2009 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO) WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a -1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WE WILL PROVIDE YOU WITH A COPY OF THIS DOCUMENT, FREE OF CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, CHESAPEAKE UTILITIES CORPORATION, 909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of the Company’s directors and executive officers, and any beneficial owner of more than 10 percent of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of the Company’s common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. To our knowledge, based solely on the review of such reports furnished to the Company and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2009 all directors and executive officers filed on a timely basis the reports required by Section 16(a), except for a filing made on behalf of Mr. Hill in May of 2009 that had not been previously disclosed to the Company and therefore, not previously filed. The filing reported dividends that were reinvested on an account held by Mr. Hill’s wife. These dividends would have been reported in the total column each time Mr. Hill reported the acquisition of new shares but no less frequently than annually. We are not aware of any person or entity that beneficially owns more than ten percent of the Company’s common stock.
OTHER MATTERS
The Board of Directors is not aware of any other matter to be presented at the Annual Meeting. In accordance with our Bylaws, other business may be properly brought before the meeting or at any adjournment meeting. The individuals that have been designated as Proxies will vote pursuant to their discretion on any matter that is properly brought before the meeting.
By Order of the Board of Directors,

Beth W. Cooper
Corporate Secretary

Appendix A
CORPORATE GOVERNANCE GUIDELINES ON DIRECTOR INDEPENDENCE
Adopted December 11, 2008
It is the policy of the Board of Directors that a majority of directors be “independent” as that term is defined by the Listing Standards of the New York Stock Exchange (“NYSE”). In order to qualify as “independent” under the NYSE Listing Standards:
(i)	the Board of Directors must affirmatively determine that a director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company), other than being a director of the Company; and
(ii)	neither the director, nor any member of the director’s immediate family (as defined below), may have any of the disqualifying relationships set forth in Section 303A.02(b) of the NYSE Listed Company Manual.
In accordance with the NYSE Listing Standards, material relationships can include, but are not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. Where a director has such a relationship, or the company employing the director has such a relationship, with Chesapeake or any of its subsidiaries, the Board of Directors has adopted for purposes of the application of clause (i) above the following categorical standards to determine whether the director’s relationship with the listed company is “material”:
•	Commercial Relationships. A director of Chesapeake who is associated with another company that has a commercial relationship with Chesapeake or any of its subsidiaries will not be deemed to have a material relationship with Chesapeake unless:
(i)	the director is an executive officer of the other company or the director, alone or in combination with members of the director’s immediate family, owns in excess of a 10% equity interest in the other company; and

(ii)	either:
a.	total sales to (other than sales in the ordinary course of business at published rates), or purchases from, the other company by Chesapeake and its subsidiaries in any of the other company’s last three fiscal years exceeded (i) 3% of such other company’s consolidated revenues, if the other company’s consolidated revenues were less than $20 million, or (ii) the greater of (x) $600,000 and (y) 2% of the other company’s consolidated revenues, if the entity’s consolidated revenues were equal to or greater than $20 million; or
b.	any of the commercial transactions between the other company and Chesapeake or any of its subsidiaries within the preceding three fiscal years were not entered into on an arm’s length basis.

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•	Banking Relationships. A director of Chesapeake who is associated with a bank or other financial institution that provides loans or other financial services to Chesapeake or any of its subsidiaries will not be deemed to have a material relationship with Chesapeake unless:
(i)	the director is an executive officer of the bank or other financial institution or the director, alone or in combination with members of the director’s immediate family, owns in excess of a 10% equity interest in the bank or other financial institution; and

(ii)	either:
a.	the average outstanding balance on loans from the bank or other financial institution to Chesapeake and its subsidiaries in any of the bank’s or other financial institution’s last three fiscal years exceeded 3% of the outstanding loans of the bank or other financial institution as of the end of that fiscal year; or
b.	total payments by Chesapeake and its subsidiaries to the bank or other financial institution for services in any of the bank’s or other financial institution’s last three fiscal years exceeded (i) 3% of the bank’s or other financial institution’s consolidated revenues, if its consolidated revenues were less than $20 million, or (ii) the greater of (x) $600,000 and (y) 2% of the bank’s or other financial institution’s consolidated revenues, if its consolidated revenues were equal to or greater than $20 million.
•	Legal Relationships. A director of Chesapeake who is an attorney will not be deemed independent if, in any of Chesapeake’s preceding three fiscal years, Chesapeake and its subsidiaries made aggregate payments for legal services to that attorney, or to any law firm of which that attorney was a partner or of counsel, in excess of $120,000.
•	Charitable Relationship. If a director of Chesapeake or a member of the director’s immediate family is a director, officer, trustee or employee of a foundation, college or university or other not-for-profit organization, the director will not be deemed independent if, in any of Chesapeake’s preceding three fiscal years, Chesapeake and its subsidiaries made aggregate charitable contributions to that entity in excess of the lesser of (I) $25,000 and (ii) 2% of such entity’s total receipts, unless the contribution was approved in advance by the Board of Directors, but in no event will the director be deemed independent if the aggregate charitable contributions to that entity by Chesapeake’s and its subsidiaries in any of the three preceding fiscal years exceeded $50,000.
For purposes of these Guidelines, the terms:
“Immediate family member” means spouse, parent, stepparent, child, stepchild, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or employee) sharing the household of any director, or nominee for director. This excludes any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 4, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 — Dennis S. Hudson, III	☐	☐	02 — Ralph J. Adkins	☐	☐	03 — Richard Bernstein	☐	☐

	04 — Paul L. Maddock, Jr.	☐	☐	05 — J. Peter Martin	☐	☐	06 — Michael P. McMasters	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To consider and vote on a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 12,000,000 to 25,000,000.	☐	☐	☐	3.	Ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting and at any adjourned meeting.

B Non-Voting Items
Change of Address – Please print new address below.

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

■	C 1234567890 J N T 6 2 A V 0 2 4 7 7 5 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
0161OD

Dear Stockholder:	March 26, 2010
You are cordially invited to attend the Annual Meeting of Stockholders of Chesapeake Utilities Corporation to be held at 9:00 a.m. on May 5, 2010, in the Board Room, PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware. Your Board of Directors looks forward to greeting personally those stockholders able to attend. The Corporate Secretary’s formal Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the enclosed pages and describe the matters that will be submitted to a vote of stockholders at the meeting.
Whether or not you plan to attend, it is important that your shares be represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the attached proxy in the envelope provided.
Thank you for your consideration and continued support.

Sincerely,

RALPH J. ADKINS
Chairman of the Board
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Chesapeake Utilities Corporation

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2010 IN THE BOARD ROOM
PNC BANK, N.A.
222 DELAWARE AVENUE
WILMINGTON, DELAWARE 19801
The undersigned stockholder hereby appoints Ralph J. Adkins and John R. Schimkaitis and each one of them, with power of substitution and revocation, the proxies of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and at any adjourned meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.
The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE